UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WYETH

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Five Giralda Farms	Robert Essner
Madison, NJ 07940	Chairman, President and Chief Executive Officer

March 17, 2004

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Wyeth’s 2004 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, April 22, 2004 at 9:30 in the morning at the Headquarters Plaza Hotel located at Three Headquarters Plaza, Morristown, New Jersey.

The Notice of Annual Meeting and proxy statement in this mailing describe the business items we plan to address at the meeting. We will also present a brief report on our business and will respond to your questions.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. Many of you will have the option to cast your proxy vote by telephone or via our internet website. These are quick, cost effective and easy ways for you to submit your proxy. If you would prefer to vote by mail, please sign, date and return the enclosed proxy form in the postage-paid envelope provided.

I look forward to seeing you on April 22nd.

Sincerely,

Wyeth Pharmaceuticals

Wyeth Consumer Healthcare

Fort Dodge Animal Health

Five Giralda Farms

Madison, New Jersey 07940

Notice of Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Wyeth will be held in the Plaza Ballroom of the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey, on Thursday, April 22, 2004 at 9:30 a.m., Eastern Time. At the meeting we will vote on the following items and any other matters that are properly presented at the meeting:

1.	elect eleven nominees to our Board of Directors;

2.	vote to ratify PricewaterhouseCoopers LLP as our principal independent public accountants for 2004;

3.	vote on a stockholder proposal regarding Access to and Affordability of Prescription Drugs; and

4.	vote on a stockholder proposal regarding Animal Testing.

Our Board of Directors has chosen the end of the business day on March 12, 2004 as the ‘record date’ that will determine the list of stockholders who must be notified of and who are eligible to vote at the annual meeting.

As Authorized by the Board of Directors

EILEEN M. LACH Secretary

March 17, 2004

Your Vote Is Important!

If you are unable to attend the meeting, please sign, date and promptly return the accompanying proxy card or, if your proxy form includes instructions to do so, use the toll-free telephone number or internet website noted on your proxy form to submit your proxy.

APPENDICES

Appendix A—Nominating and Governance Committee of the Board of Directors Criteria and Procedures for Board Candidate Selection

Appendix B—Audit Committee of the Board of Directors Charter

Appendix C—Compensation and Benefits Committee of the Board of Directors Charter

Appendix D—Nominating and Governance Committee of the Board of Directors Charter

Appendix E—Corporate Issues Committee of the Board of Directors Charter

Appendix F—Corporate Governance Guidelines

Five Giralda Farms

Madison, New Jersey 07940

Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because Wyeth’s Board of Directors is asking (technically called soliciting) stockholders to provide proxies or voting instructions to be voted at our 2004 Annual Meeting of Stockholders. The meeting is scheduled for April 22, 2004 and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. In this proxy statement, we refer to Wyeth as “Wyeth,” “we,” “our” or “our Company.”

What is a proxy or voting form?

A proxy is a legal designation of another person to vote your shares. You may authorize the other person electronically by phone or via the internet website. You may also do so in writing by filling out your proxy card (if you hold shares in your own name) or voting form (if you hold shares through a broker or participate in our BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York). We will refer to your proxy card or voting form in this proxy statement as your proxy form.

How can you vote?

You may vote by using the toll-free number or the internet website, if your proxy form includes instructions for using these quick and easy voting methods. You may also simply fill out, sign and date your proxy form and mail it in the prepaid envelope included with these proxy materials. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the meeting.

When is this proxy statement being mailed?

This proxy statement and the proxy form are first being sent to stockholders on or near March 17, 2004.

Who is entitled to vote at the meeting?

All stockholders who hold shares at the end of the business day on the ‘record date’ (March 12, 2004) are entitled to receive notice of and to vote at the annual meeting.

Who may attend the meeting?

Stockholders (or their authorized representatives) and our invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the end of the day on the ‘record date’ (March 12, 2004), you will be permitted to attend the meeting.

Can you keep your vote secret?

Yes. You may request that your vote be kept secret until after the meeting by asking us to do so on your proxy form or by following the instructions when submitting your proxy by telephone or via the internet website.

How will your shares be represented at the meeting?

At the meeting, our proxy committee will vote your shares as you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board recommends which is:

•	FOR the election of the directors named in this proxy statement;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our principal independent public accountants for 2004;

•	AGAINST the stockholder proposal regarding Access to and Affordability of Prescription Drugs; and

•	AGAINST the stockholder proposal regarding Animal Testing.

You may revoke your proxy at any time before it is voted at the annual meeting.

Must you give voting instructions if you participate in our BuyDIRECT Stock Purchase and Sale Plan?

Yes. If you participate in our BuyDIRECT Stock Purchase and Sale Plan and do not fill out a proxy form your shares will not be voted.

Will cameras and recording devices be permitted at the annual meeting?

No. Cameras and recording equipment are not permitted in the meeting room.

How many shares will be voted at the meeting?

All stockholders who hold shares at the end of the business day on the ‘record date’ (March 12, 2004) are entitled to vote at the meeting. To give you an estimate of how many shares are outstanding on a recent date, on March 1, 2004 there were 1,333,071,684 shares of our common stock held by stockholders and each common share is entitled to one vote. The par value or face value of our common stock is $0.33 1/3 per share. Also, on March 1, 2004 there were 16,708 shares of our convertible preferred stock held by stockholders and each preferred share is entitled to 36 votes. The par value or face value of our preferred stock is $2.50 per share.

How will votes for the election of directors be counted?

The eleven candidates with the most affirmative votes cast by proxy or in person at the meeting for the eleven open directors’ seats will be elected as directors. Votes of common stock and preferred stock are tallied together to determine the total number of votes cast. Each share of common stock represents one vote and each share of preferred stock represents 36 votes.

How will votes be counted for matters other than election of directors?

All matters on the agenda other than the election of directors will be decided by a majority of the votes cast by proxy or in person at the meeting in accordance with our By-Laws. This means that a matter will pass if more votes are cast for a matter than against. Votes of common stock and preferred stock are tallied together to determine the total number of votes cast. Each share of common stock represents one vote and each share of preferred stock represents 36 votes.

How will abstentions be counted?

If you abstain from voting on any item on the agenda you will effectively not vote on that item of business at the meeting. These votes are not considered to be votes cast under our By-Laws or Delaware law (our state of incorporation).

What is a broker non-vote and how are they counted?

A broker non-vote occurs when a broker holds shares on your behalf but the broker does not receive instructions from you as to how you wish to vote your shares in cases where specific authorization is required. In these cases, the broker can register your shares as being present at the meeting for attendance purposes (obtaining the required number of shares to be present at the meeting which is technically called a quorum) but will not be able to vote on those matters for which specific authorization is required. Similar to abstentions, broker non-votes will have no effect on the matters that are on the agenda to be presented at the meeting.

ITEM 1.

ELECTION OF DIRECTORS

We are planning to elect eleven directors who will hold office until the next annual meeting or until a replacement is elected or appointed. All of the nominees are currently members of our Board and, other than Dr. Robert Langer, were elected by our stockholders at the last annual meeting. Dr. Langer was elected to the Board on September 25, 2003, effective January 1, 2004. The Board took action to increase the number of directors from ten to eleven upon his election. We have no reason to believe that if any candidate is elected that he or she would not serve. If any nominee is not available and our Board chooses to designate a substitute nominee, your vote (through your proxy) would be cast for the substitute nominee.

You may submit names of qualified candidates along with detailed information on their backgrounds to our Corporate Secretary for referral to the Nominating and Governance Committee. Attached to this proxy statement as Appendix A are the formal detailed Criteria and Procedures for Board Candidate Selection of the Nominating and Governance Committee of the Board of Directors. Under our By-Laws, nominations for elections to be held at an annual meeting must be received no later than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the case of elections to be held at a special meeting, nominations must be received no later than the 10th day following the date notice is first given to stockholders of the special meeting.

Nominees for Election as Directors

Mr. Alexander is 70 years old and has been a Director since 1993. He is the President of Alexander & Associates, Inc., which is a consulting firm specializing in Workforce Inclusiveness. He is also a Director of Dreyfus General Family of Funds, Dreyfus Third Century Fund, Dreyfus Premier Family of Funds, and Mutual of America Life Insurance Company.

Clifford L. Alexander, Jr.

Mr. Bennack is 71 years old and has been a Director since 1988. He is the Vice Chairman of the Board and Retired President and Chief Executive Officer of The Hearst Corporation, which is a company that owns and operates communications media. He is also a Director of J.P. Morgan Chase & Co., Hearst-Argyle Television, Inc. and Polo Ralph Lauren Corporation.

Frank A. Bennack, Jr.

Mr. Carrión is 51 years old and has been a Director since 2000. He is the Chairman, President and Chief Executive Officer of Popular, Inc., which is a bank holding company; and Chairman, President and Chief Executive Officer of Banco Popular de Puerto Rico. He is also the Chairman of the Board of Trustees of Fundación Banco Popular and a Director of Verizon Communications Inc. and Telecomunicaciones de Puerto Rico, Inc.

Richard L. Carrión

Robert Essner	Mr. Essner is 56 years old and has been a Director since 1997. He became the Chairman on January 1, 2003. He was elected President in July 2000 and Chief Executive Officer in May 2001. Previously, he held the positions of Chief Operating Officer since July 2000 and Executive Vice President of Wyeth since September 1997. Before that he was President of Wyeth-Ayerst Global Pharmaceuticals from March 1997 and President of Wyeth-Ayerst Laboratories from 1993 to March 1997. He is also a member of the Board of Massachusetts Mutual Life Insurance Company and a Trustee of Penn Medicine (the entity governing the University of Pennsylvania School of Medicine and the University of Pennsylvania Health System).

Professor Feerick is 67 years old and has been a Director since 1987. He is a Professor of Law at Fordham University School of Law and is the former Dean of Fordham University School of Law, a position he held from 1982 until 2002. He is also a Director of the Group Health Incorporated, Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax Free Trust.

John D. Feerick

Dr. Langer is 55 years old and has been a Director since January 2004. He is the Kenneth J. Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology. He is also a Director of Boston Life Sciences, Inc. and Sontra Medical Corporation.

Robert Langer, Sc.D.

Mr. Mascotte is 64 years old and has been a Director since 1995. He is the Retired President and Chief Executive Officer of Blue Cross Blue Shield of Kansas City, Inc. He is also the former Chairman of Johnson & Higgins of Missouri, Inc. and former Chairman and Chief Executive Officer of The Continental Corporation. He is also a Director of Generali Life Reinsurance Co., Hallmark Cards, Inc., Crown Media Inc. and LabOne, Inc.

John P. Mascotte

Dr. Polan is 60 years old and has been a Director since 1995. She has been the Chairman and Professor of the Department of Obstetrics and Gynecology at the Stanford University School of Medicine since 1990. She is also a Director of Quidel Corporation.

Mary Lake Polan, M.D., Ph.D., M.P.H.

Mr. Seidenberg is 57 years old and has been a Director since 1996. He is the Chairman and Chief Executive Officer of Verizon Communications Inc., which is a telecommunications company. He is also a Director of Verizon Communications Inc., Honeywell International Inc. and Viacom Inc.

Ivan G. Seidenberg

Mr. Shipley is 68 years old and has been a Director since 2000. He is the Retired Chairman of the Board of The Chase Manhattan Corporation. He is also a Director of Exxon Mobil Corporation and Verizon Communications Inc.

Walter V. Shipley

Mr. Torell is 64 years old and has been a Director since 1982. He is a Partner at Core Capital Group. He is the former Chairman and Chief Executive Officer of Fortune Bancorp, former Chairman of the Board, President and Chief Executive Officer of CalFed Inc. and former President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company.

John R. Torell III

Directors’ Fees

Mr. Essner was our employee during 2003 and did not receive any additional compensation for serving on our Board. The other directors were entitled to participate in certain of our health and benefit plans (including participation in our charitable matching grant program which permits matching of up to $25,000 per year) and to receive in cash:

Annual Retainer	$45,500
Annual Committee Service Fee (per Committee)	$9,000
Committee Chairman Fee	$5,000
Meeting Attendance Fee (Board or Committee)	$1,050

Effective January 1, 2004, the annual retainer was increased from $45,500 to $50,000.

There were six Board meetings in 2003 and the total fees paid in 2003 to the nine directors who are not our current or former employees was $671,950. This amount includes fees that were deferred under the Directors’ Deferral Plan. Dr. Langer did not serve on the Board in 2003 and therefore received no compensation from Wyeth in 2003. During 2003, each member of our Board attended at least 75% of the total meetings of the Board and the Committees on which each director was a member. In addition, all of the directors attended the 2003 annual meeting other than Mr. Bennack who was excused for personal reasons and Dr. Langer who was not then serving on the Board.

Directors’ Restricted Stock Awards

We have a restricted stock plan for directors called the 1994 Restricted Stock Plan for Non-Employee Directors. Under this plan, each director who is not our current or former employee is entitled to receive an initial grant of 800 shares of restricted stock and four subsequent annual grants of 800 shares for a total of 4,000 shares. These awards are subject to the terms and conditions of the plan, which includes a provision for the acceleration of vesting of outstanding restricted stock awards in the event that there is a change in control of Wyeth.

Directors’ Stock Option Grants

We have a stock option plan for directors called the Stock Option Plan for Non-Employee Directors. Under this plan, each director who is not our current or former employee will receive an annual grant of stock options (currently 4,000 options per year) on the date of each annual meeting. The exercise price for the options is set at the fair market value of our common stock on that date and the options have a ten-year term. Directors may exercise the options commencing on the date of the next annual meeting or earlier in the event of the termination of service as a director due to death, disability or retirement. However, a director must have completed at least two years of continuous service at the time of exercise or termination in order to be permitted to exercise the options. The plan includes a provision for the acceleration of vesting (permitting early exercise) of the outstanding stock options in the event that there is a change in control of Wyeth.

Directors’ Deferral Plan

We have a deferred compensation plan for directors called the Directors’ Deferral Plan. Under this plan, as amended, directors’ fees may be deferred in amounts specified by each director who is not our current or former employee. The deferred amounts accrue interest, compounded quarterly, at a rate set annually or may be allocated to phantom stock units on a quarterly basis. Amounts deferred that are not allocated to phantom stock units were credited with interest in 2003 and will be credited in 2004 as follows: amounts deferred prior to April 1, 2004 will be credited with annual interest compounded quarterly at a rate of 10%, until December 19, 2004, at which time the crediting rate will be changed to 5.9% per year; and amounts deferred after March 31, 2004 will be credited with interest at a rate of 5.9% per year. This crediting rate will then be reset annually.

The plan also has a provision under which each non-employee director who was serving on the Board in May 1997 was credited with phantom stock units equal to the actuarial equivalent (or pension calculation) of the amount that (under the former retirement plan that was terminated upon creation of this plan) the director would have been due at his or her earliest retirement date, assuming the director had completed the vesting requirements under the former plan. Directors with ten years of Board service upon the later of retirement or age 65 will be entitled to receive in cash (in a lump sum or annual installments) an amount equal to the value of these units at that time. Phantom stock units for both the retirement and deferred accounts accrue dividend equivalents that are computed quarterly. In addition, the plan contains a change in control provision which, in the event of a change in control of Wyeth, would accelerate vesting of any unvested sums under the plan and would permit acceleration of scheduled payments to a single lump sum if elected (subject to a 6% penalty).

Committees of Our Board

Our Board has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Governance Committee and a Corporate Issues Committee. Each of these standing committees has only non-employee independent Directors as members. Below is a description of our key Board Committees, including the Executive Committee of which Mr. Essner is a member. The charters of each of the standing Committees can be found as appendices to this proxy statement and at the Corporate Governance section of our internet website at www.wyeth.com.

Committee	Members	Functions and Additional Information	Number of Meetings in 2003

Audit	John D. Feerick, Chairman Clifford L. Alexander, Jr. Richard L. Carrión John P. Mascotte* Walter V. Shipley

See the Committee Charter attached to this proxy statement as Appendix B and the Report of the Audit Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Hires (subject to ratification by the stockholders) and approves fees of independent auditors.

•      Pre-approves non-audit services and evaluates performance and independence of the auditors.

•      Reviews and discusses our periodic financial statements, other disclosure and risk management and control policies and procedures, as appropriate, with management and the auditors and ensures integrity of the financial reporting process and compliance with applicable laws and accounting initiatives.

•      Issues an annual report of the Audit Committee for the proxy statement and annually evaluates the Charter and the performance of the Committee.

8

*	John P. Mascotte has been determined by the Board to be a “Financial Expert” as defined under applicable Securities and Exchange Commission rules. Mr. Mascotte is a Certified Public Accountant and was a tax specialist at a national public accounting firm, among many other qualifications.

Committee	Members	Functions and Additional Information	Number of Meetings in 2003

Compensation and Benefits	Frank A. Bennack, Jr., Chairman Richard L. Carrión John P. Mascotte Ivan G. Seidenberg Walter V. Shipley

See the Committee Charter attached to this proxy statement as Appendix C and the Report of the Compensation and Benefits Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Evaluates performance of and recommends to the Board the salaries of our officers and key executives.

•      Administers our incentive compensation and stock option plans and oversees other benefit plans and approves performance targets related to compensation programs.

•      Establishes and administers performance-based compensation programs under Section 162(m) of the Internal Revenue Code.

•      Periodically evaluates the competitiveness of our compensation practices.

•      Issues an annual report of the Compensation and Benefits Committee for the proxy statement and annually evaluates the Charter and the performance of the Committee.

5

Committee	Members	Functions and Additional Information	Number of Meetings in 2003

Nominating and Governance	John P. Mascotte, Chairman Frank A. Bennack, Jr. John D. Feerick Mary Lake Polan, M.D., Ph.D., M.P.H. John R. Torell III

See the Committee Charter attached to this proxy statement as Appendix D and the Report of the Nominating and Governance Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Establishes criteria and procedures for recommending candidates to the Board, including those submitted by stockholders.

•      Has sole authority to hire search firms to identify candidates.

•      Makes recommendations to the Board on the functions and size of Board Committees.

•      Oversees other corporate governance matters including the evaluation of the functioning of the Board and recommends corporate governance principles.

•      Annually evaluates the Charter and the performance of the Committee and Charters of other Committees.

5

Corporate Issues	Clifford L. Alexander, Jr., Chairman John D. Feerick Mary Lake Polan, M.D., Ph.D., M.P.H. Ivan G. Seidenberg John R. Torell III

See the Committee Charter attached to this proxy statement as Appendix E for a detailed description of the Committee’s functions. Some key functions are:

•      Reviews our major public and social policies, practices and programs and makes recommendations to the Board as appropriate on public issues, including environmental, health and safety, employment practices, charitable contributions and community outreach and political contributions.

•      Reviews and makes recommendations regarding stockholder proposals received and our Code of Conduct.

•      Annually evaluates the Charter and the performance of the Committee.

2

Committee	Members	Functions and Additional Information	Number of Meetings in 2003

Executive	Robert Essner, Chairman Frank A. Bennack, Jr. Ivan G. Seidenberg	Authorized, under our By-Laws, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law, our Certificate of Incorporation or By-Laws to be performed or exercised by the entire Board.	0	*

*	The Executive Committee did, however, act in 2003 on two occasions between Board meetings by unanimous written consent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and owners of more than ten percent of our securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and Wyeth. Pursuant to regulations recently adopted under the Sarbanes-Oxley Act of 2002, most transactions (including routine grants previously reported on an annual basis) are now reportable within two days of the transaction and are required to be filed electronically with the Securities and Exchange Commission through its EDGAR System. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our executive officers and directors. Based upon a review of the filings made on their behalf during 2003 as well as our company records, all reports were timely filed except that John R. Torell III reported one open market sale made on August 13, 2003 on a Form 4 filed on August 28, 2003 and René R. Lewin reported one open market sale made on May 29, 2003 on a Form 4 filed on March 4, 2004 (amended on March 10, 2004).

SECURITIES OWNED BY MANAGEMENT

The table below shows the numbers of shares of our common stock beneficially owned on February 2, 2004 by:

(i)	each of our directors;

(ii)	each executive officer named in this proxy statement; and

(iii)	all of our directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s or officer’s name (or by any member of his or her immediate family). Also, we count shares held by a broker for the benefit of the officer or director and securities which the officer or director could purchase within 60 days (such as exercisable stock options that are listed in a separate column). No director or officer owns shares of our preferred stock.

Name of Beneficial Owner	Common Stock		Exercisable Options	Percent of Class
Directors
Clifford L. Alexander, Jr.	5,369	(1)	14,000	*
Frank A. Bennack, Jr.	16,769	(1)	14,000	*
Richard L. Carrión	3,331	(2)	8,000	*
Robert Essner	135,655	(3)	1,225,400	*
John D. Feerick	5,169	(1)	14,000	*
Robert S. Langer, Sc.D.	800	(4)	—	*
John P. Mascotte	8,369	(1)	14,000	*
Mary Lake Polan, M.D., Ph.D., M.P.H	5,199	(1)	14,000	*
Ivan G. Seidenberg	5,337	(1)	14,000	*
Walter V. Shipley	5,316	(2)	8,000	*
John R. Torell III	4,369	(1)	14,000	*
Named Executive Officers
Bernard J. Poussot	51,568	(5)	444,500	*
Kenneth J. Martin	50,188	(6)	357,100	*
Joseph M. Mahady	23,711	(7)	274,100	*
Robert R. Ruffolo, Jr., Ph.D.	20,940	(8)	170,833	*
All executive officers and directors as a group (22 persons)	530,793	(9)	4,113,792	*

*	Less than one percent (1%), including exercisable options.
(1)	Includes 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by a trust called the “restricted stock trust” for the benefit of certain of our executive officers and non-employee directors under which they have sole voting power but do not have the power to sell except in certain limited circumstances.
(2)	Includes 3,200 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held in the restricted stock trust.
(3)	Includes 16,426 shares owned jointly with Mrs. Essner and 64,300 shares held in the restricted stock trust.
(4)	Includes 800 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors.
(5)	Includes 7,982 shares owned jointly with Mrs. Poussot and 16,536 shares held in the restricted stock trust.
(6)	Includes 21,240 shares held in the restricted stock trust.
(7)	Includes 14,408 shares held in the restricted stock trust.
(8)	Includes 5,085 shares held in the restricted stock trust and 10,274 shares held by Mrs. Ruffolo.
(9)	Includes 212,053 shares held in the restricted stock trust.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

The following table reports beneficial ownership of Wyeth common stock of the only persons known by us to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by these holders with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
Barclays Global Investors, NA	73,159,637(a)	5.49%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105

Barclays Global Investors, Ltd 1 Royal Mint Court London, EC3N 4HH

Barclays Global Investors Japan Trust and Banking Company Limited 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan

Barclays Life Assurance Company Limited 252 Romford Road, Forest Gate London, 37 9JB England

Barclays Bank PLC 54 Lombard Street London, England EC3P 3AH

Barclays Capital Securities Limited 5 The North Colonmade Canary Wharf, London, England E14 4BB

Barclays Capital Inc. 200 Park Avenue New York, NY 10166

Barclays Private Bank and Trust (Jersey) Limited 39/41 Broad Street, St. Helier Jersey, Channel Islands JE4 8PU

Barclays Bank (Suisse) SA 10 rue d’Italie CH-1204 Geneva, Switzerland

Barclays Private Bank Limited 59/60 Grosvenor Street London, WIX 9DA, England
FMR Corp	68,352,711(b)	5.13%
Edward C. Johnson 3d

Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109

(a)

In a Schedule 13G filing made by Barclays Global Investors, NA (“Barclays Global”) on February 17, 2004, the following beneficial owners of Wyeth common stock reported the following information as of December 31, 2003: (i) Barclays Global beneficially owns 59,032,101 shares of Wyeth common stock with sole voting and dispositive power over 50,370,127 of such shares; (ii) Barclays Global Fund Advisors beneficially owns

4,098,484 shares of Wyeth common stock with sole voting and dispositive power over 4,064,444 of such shares; (iii) Barclays Global Investors, Ltd beneficially owns 8,388,294 shares of Wyeth common stock with sole voting power over 8,322,094 and sole dispositive power over 8,388,294 of such shares; (iv) Barclays Global Investors Japan Trust and Banking Company Limited beneficially owns 1,078,561 shares of Wyeth common stock with sole voting and dispositive power over such shares; (v) Barclays Life Assurance Company Limited beneficially owns 56,087 shares of Wyeth common stock with sole voting and dispositive power over such shares; (vi) Barclays Bank PLC beneficially owns 264,888 shares of Wyeth common stock with sole voting and dispositive power over such shares; (vii) Barclays Capital Securities Limited beneficially owns 90,241 shares of Wyeth common stock with sole voting and dispositive power over such shares; (viii) Barclays Capital Inc. beneficially owns 4,382 shares of Wyeth common stock with sole voting and dispositive power over such shares; (ix) Barclays Private Bank and Trust (Jersey) Limited beneficially owns 17,816 shares of Wyeth common stock with sole voting and dispositive power over such shares; (x) Barclays Bank (Suisse) SA beneficially owns 21,630 shares of Wyeth common stock with sole voting and dispositive power over such shares; and (xi) Barclays Private Bank Limited beneficially owns 107,153 shares of Wyeth common stock with sole voting and dispositive power over such shares. Of the total 73,159,637 shares of Wyeth common stock reported, the reporting persons have sole voting power over 64,397,423 of such shares and dispositive power over 64,463,623 of such shares. The reporting persons reported that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(b)	In a Schedule 13G filing made by FMR Corp. (“FMR”) on February 17, 2004, FMR, Edward C. Johnson 3d and Abigail P. Johnson reported that, as of December 31, 2003: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 62,528,924 shares of Wyeth common stock; and Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds controlled by Fidelity, each has the sole power to dispose of these shares but does not have the sole power to vote the shares (which are voted by each applicable fund’s Board of Trustees); (ii) Fidelity Management Trust Company (“Fidelity Trust”), a wholly-owned subsidiary of FMR and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 3,878,815 shares of Wyeth common stock as a result of serving as investment manager of institutional accounts; and Edward C. Johnson 3d and FMR, through its control of Fidelity Trust, each has sole dispositive power over 3,878,815 shares, sole power to vote or to direct the voting of 3,343,375 shares, and no power to vote or direct the voting of 535,440 shares owned by the institutional accounts; (iii) Strategic Advisers, Inc. (“Strategic Advisers”), a wholly-owned subsidiary of FMR and an investment adviser under the Investment Advisers Act of 1940, provides investment advisory services to individuals but it does not have the sole power to vote or direct the voting of certain securities held for clients although it has sole dispositive power over such securities; and therefore FMR’s beneficial ownership includes 20,199 shares of Wyeth common stock beneficially owned through Strategic Advisers; and (iv) Fidelity International Limited (“FIL”), representing various foreign-based subsidiaries which provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, is the beneficial owner of 1,924,773 shares of Wyeth common stock; and although FIL is partially owned by Edward C. Johnson 3d and members of his family, FIL has the sole power to vote and dispose of these shares.

SUMMARY COMPENSATION TABLE

The following table includes the compensation paid for the years 2001-2003 to our Chief Executive Officer and the four other most highly paid executive officers.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options Granted (#)	LTIP Payouts ($)(2)	All Other Compensation ($)(3)
Robert Essner (4)	2003	1,428,000	2,000,000	88,176	(5)			600,000	52,418	182,739
Chairman, President and Chief	2002	1,400,000	586,000	111,817				540,000	891,683	143,533
Executive Officer	2001	1,116,667	1,675,001			2,091,413	(6)	990,000	298,868	66,237

Bernard J. Poussot (7)	2003	734,400	918,000					162,000	26,436	89,245
Executive Vice President	2002	694,900	265,000					157,500	507,834	43,288
	2001	631,800	750,000					126,000	150,780	18,954
Kenneth J. Martin	2003	624,250	780,000					162,000	19,827	79,679
Executive Vice President and	2002	592,000	250,000					157,500	733,665	60,383
Chief Financial Officer	2001	497,000	600,000					112,500	113,085	30,281
Joseph M. Mahady (8)	2003	583,267	690,000					126,000	19,676	35,673
Senior Vice President	2002	543,500	250,000					90,000	334,525	26,119
	2001	494,700	594,000					76,500	112,223	14,841
Robert R. Ruffolo, Jr. (9)	2003	550,800	690,000					79,500	—	21,664
Senior Vice President	2002	490,004	200,000					132,500	—	16,589
	2001	400,000	420,000			1,620,900	(10)	150,000	—	12,099

(1)	Cash bonuses for the executives named in this proxy were paid under the Executive Incentive Plan approved by stockholders at the 2002 annual meeting.

Under our Deferred Compensation Plan, the officers named in the table deferred for three years or more or until after retirement salary and bonus for the years reported as follows:

	2003		2002		2001
Officer	Bonus	Salary	Bonus	Salary	Bonus	Salary
Mr. Essner	—	—	—	—	All	Part
Mr. Poussot	All	Part	All	All	Part	—
Mr. Martin	—	—	—	Part	All	Part
Mr. Mahady	All	—	Part	—	Part	—
Dr. Ruffolo	—	Part	Part	Part	Part	Part

(2)	Amounts shown for 2003 include payouts (valued on the payout date at $37.765 per share) of the unearned bonus amount of the restricted stock performance awards for the 2000 performance year which were earned as a result of Wyeth’s total shareholder return falling in the top three of its peer group for the three-year period, 2000 – 2002. These awards were not previously earned under the first performance measurement (described in detail in our prior proxy statements).

The target award units for the 2002 performance year equaling 14,232 for Mr. Essner, 8,168 for Mr. Poussot, 6,806 for Mr. Martin, 5,260 for Mr. Mahady and 5,085 for Dr. Ruffolo were not earned under the first performance measurement since Wyeth did not achieve its earnings per share target for 2002 as set by the Compensation and Benefits Committee (“the Committee”). Up to 125% of these target awards remain eligible for conversion under the second performance measurement.

Based on Wyeth’s earnings per share target for the 2003 performance year as set by the Committee, 100% of the target award units for the 2003 performance year equaling 22,719 for Mr. Essner, 7,952 for Mr. Poussot, 7,100 for Mr. Martin, 4,828 for Mr. Mahady and 5,085 for Dr. Ruffolo were earned under the first performance measurement. A portion of these targets equal to 25% remains eligible for conversion under the second performance measurement.

The Committee made similar target awards in 2002 for the 2004 performance year to each of the named executives equaling 30,510 for Mr. Essner, 8,899 for Mr. Poussot, 8,899 for Mr. Martin, 5,085 for Mr. Mahady and 5,085 for Dr. Ruffolo. Also, performance share awards under a new program approved by the Committee were granted in 2003 for the 2005 performance year which are detailed in the Long-Term Incentive Plan Awards Table in this proxy statement.

(3)	Represents contributions made by Wyeth under our Savings Plan and Supplemental Employee Savings Plan (Wyeth matches up to 50% of the first 6% of compensation contributed by the employee) and above-market interest (equal to 4.23% which was calculated from the Deferred Compensation Plan 10% fixed rate less 120% of the applicable federal long-term rate) earned but not paid during 2003 on deferred compensation:

Officer	401(k)/ SESP	Above-Market Interest on Deferred Compensation
Mr. Essner	$42,840	$139,899
Mr. Poussot	$22,032	$67,213
Mr. Martin	$18,728	$60,951
Mr. Mahady	$17,498	$18,175
Dr. Ruffolo	$16,524	$5,140

(4)	On May 1, 2001, Mr. Essner became our Chief Executive Officer.

(5)	Includes Wyeth’s 2003 out-of-pocket or incremental cost for tax and financial planning services and a company-leased automobile (calculated at full cost to Wyeth although used for business, as well as personal transportation). Also, the Board made it a requirement, for security reasons, that Mr. Essner use corporate aircraft even when traveling on personal business. The incremental cost of this personal usage in 2003 which is included in the amount shown was $56,116, net of the required reimbursement to the Company for a portion of the expense.

(6)	Represents a special retention restricted stock award of 33,624 units made on June 21, 2001 in conjunction with Mr. Essner being elected Chief Executive Officer in 2001 which will be converted to shares of common stock on June 21, 2004. However, units will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the units would vest immediately) unless otherwise determined by the Committee. Mr. Essner will not be entitled to vote or receive dividends until the units are converted to common stock. The closing market price on the grant date for the restricted stock was $62.20. At December 31, 2003, Mr. Essner held 33,624 units of restricted stock (other than deferred shares held in the restricted stock trust) which are valued at $1,427,339 based on the closing market price of our common stock at December 31, 2003 which was $42.45.

(7)	Mr. Poussot became an executive officer of Wyeth on January 23, 2001.

(8)	Mr. Mahady became an executive officer of Wyeth on June 21, 2001.

(9)	Dr. Ruffolo became an executive officer of Wyeth on June 21, 2001.

(10)	Represents a restricted stock award of 30,000 units made on January 23, 2001 in conjunction with Dr. Ruffolo’s employment with Wyeth which are being converted to shares of common stock in ¼ increments over 4 years on the anniversary date of his date of hire (November 17, 2000). However, units will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the units would vest immediately) unless otherwise determined by the Committee. Dr. Ruffolo will not be entitled to vote or receive dividends until the units are converted to common stock. The closing market price on the grant date for the restricted stock was $54.03. At December 31, 2003, Dr. Ruffolo held 7,500 units of restricted stock (other than deferred shares held in the restricted stock trust) which are valued at $318,375 based on the closing market price of our common stock at December 31, 2003 which was $42.45.

OPTION GRANTS TABLE

The following table provides information on option grants in 2003 to the executives named in this proxy statement.

Individual Grants in 2003

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2003	Exercise Price Per Share ($)(2)	Expiration Date	Grant Date Present Value ($)(3)
Robert Essner	600,000	2.6	41.05	April 2013	8,550,000
Bernard J. Poussot	162,000.7		41.05	April 2013	2,308,500
Kenneth J. Martin	162,000.7		41.05	April 2013	2,308,500
Joseph M. Mahady	126,000.6		41.05	April 2013	1,795,500
Robert R. Ruffolo, Jr.	79,500.3		41.05	April 2013	1,132,875

(1)	These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (April 24, 2003) (except that such options may be exercised earlier in the case of the holder’s retirement, disability or death). The options are transferable by these officers to members of their family or to a trust or other entity solely for the benefit of family members.

(2)	The exercise price is the mean (or average) stock price on the date of grant.

(3)	These estimates of value were developed solely for the purposes of comparative disclosure in accordance with Securities and Exchange Commission rules and are not intended to predict future prices of our common stock. The ultimate values of the options will depend on the future market price of our stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The estimates were developed using the Black-Scholes option pricing model incorporating the following assumptions:

Exercise price	$41.05
Option term	10 years
Interest rate	3.96%(a)
Volatility	40.79%(b)
Dividends	$0.92 per share(c)
Reduction	7.79%(d)
Reduction	9.60%(e)

(a)	Representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to the option term.

(b)	Calculated using daily stock prices for a three-year period prior to the grant date.

(c)	Representing the annualized dividends paid with respect to a share of common stock on the date of grant.

(d)	Reflecting the probability of forfeiture due to termination prior to vesting.

(e)	Reflecting the probability of a shortened option term due to termination of employment prior to the option expiration date.

OPTION EXERCISE AND YEAR-END VALUE TABLE

The following table discloses the options that were exercised by or are attributable to the executives named in this proxy statement during 2003 and sets forth the number and value of their unexercised options at year-end.

Aggregated Option Exercises in 2003 and Year-End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Dec. 31, 2003 (#) Exercisable* Unexercisable**		Value of Unexercised In-The-Money Options at Dec. 31, 2003 ($) Exercisable* Unexercisable**(1)
Robert Essner	—	—	1,225,400 1,710,000	* **	2,183,398 840,000	* **
Bernard J. Poussot	—	—	444,500 309,000	* **	16,201 226,800	* **
Kenneth J. Martin	—	—	357,100 304,500	* **	0 226,800	* **
Joseph M. Mahady	—	—	274,100 211,500	* **	0 176,400	* **
Robert R. Ruffolo, Jr.	—	—	144,166 217,834	* **	161,977 435,261	* **

(1)	The amounts are based on the closing market price of our common stock on December 31, 2003 which was $42.45. The closing market price on February 2, 2004 was $41.16.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

The following table provides information on Performance Share Awards granted in 2003 to the executives named in this proxy statement.

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)(1)	Target (#)	Maximum (#)

Robert Essner	200,000	2005	—	200,000	400,000
Bernard J. Poussot	55,000	2005	—	55,000	110,000
Kenneth J. Martin	55,000	2005	—	55,000	110,000
Joseph M. Mahady	42,600	2005	—	42,600	85,200
Robert R. Ruffolo, Jr.	48,100	2005	—	48,100	96,200

(1)	Represents performance share awards made in 2003 under our 2002 Stock Incentive Plan. These awards are composed of units which may be converted to a number of shares of common stock (one share per unit) based upon the percentage of earnings per share (EPS) growth achieved for the 2005 performance year. In January 2005, the Compensation and Benefits Committee (the “Committee”) will adopt a performance graph setting EPS targets for the 2005 performance year and will quantify in early 2006 the actual EPS growth for 2005 to determine what percentage of the awards has been earned (which will range from 0% to 200% of the awards). In the event that less than 100% of the award is earned, the unearned portion up to 100% will remain eligible for conversion if our total shareholder return for the performance years 2005-2007 ranks in the top three when compared to that of the peer group listed in this proxy statement (this group may be amended in the Committee’s discretion due to mergers, consolidations or other appropriate circumstances). The executive would forfeit any unearned portion of the award upon termination of employment for any reason other than death, disability or retirement (in which cases the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

In the event that the Company meets the performance criteria described above, the payout would equal 100% of the award (this amount could vary under the EPS growth structure detailed above). In such event, Mr. Essner would earn 200,000 shares, Mr. Poussot would earn 55,000 shares, Mr. Martin would earn 55,000 shares, Mr. Mahady would earn 42,600 shares and Dr. Ruffolo would earn 48,100 shares. The Committee used $36.39 to value these awards at the time of grant (the average of the mean Company stock price for each of the 5 trading days preceding the date of grant). Assuming 100% conversion, Mr. Essner’s award was valued at $7,278,000, Mr. Poussot’s award was valued at $2,001,450, Mr. Martin’s award was valued at $2,001,450, Mr. Mahady’s award was valued at $1,550,214 and Dr. Ruffolo’s award was valued at $1,750,359. These values assume that the applicable performance targets would be met and no change in the stock price since the time the awards were valued. These figures are for illustrative purposes only and are not indicative of future performance. The closing market price on February 2, 2004 was $41.16.

PENSION PLAN TABLE

We have three non-contributory defined benefit retirement plans in which the executives named in this proxy statement participate. One of these plans is a qualified plan under the applicable provisions of the Internal Revenue Code of 1986, as amended. The other two plans are non-qualified supplemental retirement plans. Our Supplemental Executive Retirement Plan provides the amount of retirement benefit which is not permitted to be paid under the qualified plan. The aggregate benefits payable under our qualified plan and our Supplemental Executive Retirement Plan are determined based upon average final compensation (the total amount of an employee’s compensation for the five calendar years during which such employee’s compensation was the highest out of the 10-year period of service ending with such employee’s early or normal retirement date, divided by five). Our Executive Retirement Plan provides to certain highly compensated employees and corporate officers an additional retirement benefit based upon the average final compensation (the total amount of an employee’s compensation for the three calendar years during which such employee’s compensation was the highest out of the 10-year period of service ending with such employee’s early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by our Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in our qualified plan and Supplemental Executive Retirement Plan.

	Years of Service
Final 3-Year Average Earnings	15	20	25	30(1)
$ 700,000	210,000	280,000	350,000	420,000
800,000	240,000	320,000	400,000	480,000
900,000	270,000	360,000	450,000	540,000
1,000,000	300,000	400,000	500,000	600,000
1,100,000	330,000	440,000	550,000	660,000
1,200,000	360,000	480,000	600,000	720,000
1,300,000	390,000	520,000	650,000	780,000
1,400,000	420,000	560,000	700,000	840,000
1,500,000	450,000	600,000	750,000	900,000
1,600,000	480,000	640,000	800,000	960,000
1,700,000	510,000	680,000	850,000	1,020,000
1,800,000	540,000	720,000	900,000	1,080,000
1,900,000	570,000	760,000	950,000	1,140,000
2,000,000	600,000	800,000	1,000,000	1,200,000
2,100,000	630,000	840,000	1,050,000	1,260,000
2,200,000	660,000	880,000	1,100,000	1,320,000
2,300,000	690,000	920,000	1,150,000	1,380,000
2,400,000	720,000	960,000	1,200,000	1,440,000

(1)	Plans recognize up to 30 years of credited service only.

The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

The compensation covered by the retirement plans for each of the executives named in this proxy statement is the base salary rate at January 1, 2003 (not including any mid-year increase) plus the 2002 annual bonus. Shown below are the base salary rate from January 1, 2003, the 2002 annual bonus, the total amount and the number of years of service (as of December 31, 2003) for such officers:

Officer	Base Salary	2002 Bonus	Total Amount	Years of Service
Mr. Essner	$1,400,000	$586,000	$1,986,000	14
Mr. Poussot	$720,000	$265,000	$985,000	17
Mr. Martin	$612,000	$250,000	$862,000	19
Mr. Mahady	$560,000	$250,000	$810,000	25
Dr. Ruffolo	$540,000	$200,000	$740,000	3

PERFORMANCE GRAPH

The following graph shows the value as of December 31, 2003 of a $1,000 investment in Wyeth’s common stock made on December 31, 1998, as compared with similar investments based on (i) the value of the S & P 500 Index and (ii) the value of a market-weighted peer group index composed of the common stock of Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation and Wyeth, in each case on a “total return” basis assuming reinvestment of dividends. The market-weighted peer group index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

Comparative Values

Year	Wyeth Common Stock	S&P 500 Index	Peer Group Index
12/31/98	$1,000.00	$1,000.00	$1,000.00
12/31/99	$ 709.30	$1,210.20	$ 868.51
12/31/00	$1,166.80	$1,099.90	$1,169.20
12/31/01	$1,144.20	$ 969.80	$1,004.47
12/31/02	$ 712.40	$ 756.00	$ 826.72
12/31/03	$ 826.20	$ 972.40	$ 920.50

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2003, including the 1990, 1993, 1996, 1999 and 2002 Stock Incentive Plans, the 1994 Restricted Stock Plan for Non-Employee Directors, the Management Incentive Plan and the Stock Option Plan for Non-Employee Directors.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)(#)		Weighted Average Exercise Price of Outstanding Options (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)(#)
Equity Compensation Plans Approved by Stockholders	135,314,658	(1)(2)	50.04	34,904,056	(1)
Equity Compensation Plans Not Approved by Stockholders	150,000	(3)	55.04	100,000

Total	135,464,658		50.05	35,004,056

(1)	Issued under our 1990, 1993, 1996, 1999 and 2002 Stock Incentive Plans and 1994 Restricted Stock Plan for Non-Employee Directors.

(2)	Also includes shares of common stock underlying outstanding awards under our Management Incentive Plan which will vest upon retirement or termination of each participant. These awards will be paid in shares of common stock. No additional awards are being made under the Management Incentive Plan which has been replaced by our Performance Incentive Award Program and Executive Incentive Plan.

(3)	Issued under our Stock Option Plan for Non-Employee Directors, which is described below.

Stock Option Plan for Non-Employee Directors

Our Stock Option Plan for Non-Employee Directors was adopted in 1999 by the Board of Directors to attract and retain qualified persons who are not our employees or former employees for service as members of the Board of Directors by providing them with an interest in our success and progress by granting them ten-year term non-qualified options to purchase common stock. Under the plan, directors who are not our current or former employees will receive an annual grant of stock options on the date of the annual meeting. The price of the option is the fair market value on the date the option is granted. The options become exercisable at the date of the next annual meeting or earlier in the event of the termination of the director’s service due to death, disability or retirement, provided in each case that the director has completed at least two years of continuous service at the time of exercise or termination. The number of shares of our common stock that may be purchased under each annual option grant was 4,000, subject to adjustment for subsequent grants. The plan also provides for acceleration of vesting (becoming available for exercise) of awards in the event of a change in control of Wyeth. The maximum number of shares of common stock that may be granted under the plan is 250,000 shares.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

Wyeth has entered into severance agreements with its principal corporate officers, including each of the executive officers named in this proxy statement, which are intended to provide for continuity of management in the event of a change in control of Wyeth. The agreements continue through December 31, 2004 and are automatically extended in one year increments, unless Wyeth provides a notice of termination no later than September 30 in any year. If the agreements are terminated, each of the agreements will continue to be effective for the remaining term. However, if a “change in control” (as defined in the agreements) occurs, the agreements will continue in effect for a period of 36 months beyond the change in control. A change in control as defined in the agreements would include any of the following events: (i) any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities; (ii) the consummation of any merger or business combination with Wyeth, sale or lease of our assets or any similar transaction, unless in any case the Wyeth stockholders retain at least 65% of the resulting entity; or (iii) a majority of our directors are replaced during a two-year period.

If, following a change in control, the executive officer who has signed an agreement is terminated for any reason, other than for disability or for cause (as defined in the agreements), or if the executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a one time severance payment equal to three times the total of (a) the executive’s then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and restricted stock and/or performance shares made to the executive in the year prior to the change in control or, if higher, thereafter through termination. In addition, the executive would also receive a pro-rated bonus, calculated through the date of termination. During the 90-day period following the first anniversary of the change in control, resignation by any executive officer who has signed an agreement would constitute termination for good reason and such officer would be entitled to payment under the agreement.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, Wyeth will “gross-up” the executive officer’s payments for all such excise taxes plus any federal tax, state and local income tax applicable to such excise tax and penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive’s death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of our Retirement Plan and, to the extent such executives participate therein, our Supplemental Executive Retirement Plan and our Executive Retirement Plan. This benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

For three years from the date of a termination covered by a severance agreement, Wyeth would either continue the executive’s coverage under our welfare and fringe benefit plans (but excluding our disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, the executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by Wyeth will be secondary to any other medical coverage the executive may then have.

In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive’s employment under the terms of any plan, the executive will receive for any terminated or forfeited stock awards or options, an amount equal to the total of (i) the cashout value (as defined in the agreements) of all the shares covered by the restricted stock awards forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the cashout value of all the shares subject to options which were forfeited divided by (b) the aggregate exercise price of the shares subject to the forfeited options.

Wyeth has also entered into contracts with approximately 490 other key employees which are substantially the same as the ones entered into with the corporate officers except that (i) the severance payment multiple is equal to two times (as opposed to three) the total of (a) the executive’s then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and restricted stock made to the executive in the year prior to the change in control or, if higher, thereafter through termination, and (ii) these employees may not resign from their positions after one year following a change in control with the resignation being deemed a good reason for termination.

Under the terms of the 1996, 1999 and 2002 Stock Incentive Plans, outstanding options become exercisable and restricted stock awards vest upon a change in control, as defined in these plans.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

From time to time, the Company has retained the law firm of Pepper Hamilton LLP in connection with various legal matters and was billed $1,370,125 for these services during 2003. Nina M. Gussack is a partner at Pepper Hamilton and the sister-in-law of Lawrence V. Stein, Senior Vice President and General Counsel of the Company. As part of Pepper Hamilton’s overall representation of the Company, Ms. Gussack has provided specialized legal advice regarding clinical trial and drug development, to the Company. Following Mr. Stein’s promotion to General Counsel of the Company as of July 1, 2003, the Audit Committee of the Board of Directors established procedures for hiring Pepper Hamilton while Mr. Stein is General Counsel. Under these procedures, which require the approval of the Chief Executive Officer or Chief Financial Officer for retention, Mr. Stein is not directly involved in determinations to retain Pepper Hamilton, although as General Counsel he has a right to veto any retention which has been approved.

INDEBTEDNESS OF MANAGEMENT

On April 4, 2002, the Company made a three-year loan to one of our key employees, Ulf Wiinberg, in the amount of $250,000 with interest set at the applicable short-term rate of 2.88% per annum to assist him in relocating to the United States in connection with his promotion to President of Wyeth Consumer Healthcare. This loan was made prior to the enactment of the Sarbanes-Oxley Act of 2002 which, among other things, generally disallows loans to executive officers. However, at his election, in 2003 Mr. Wiinberg fully repaid the loan early with interest.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

A.	Responsibility of the Committee

The Compensation and Benefits Committee assists the Board of Directors with all significant compensation and benefits programs, including executive compensation, deferred compensation plans, stock incentive plans, performance incentive award programs and other employee programs. The Committee fulfills these responsibilities and duties primarily by carrying out the activities described in its Charter, which is attached as an appendix to this proxy statement. The Committee is composed entirely of non-employee directors who are independent under applicable regulations and New York Stock Exchange guidelines.

B.	Compensation Philosophy

The general philosophy behind the Committee’s executive compensation recommendations and awards is to:

•	Attract, retain, develop and motivate high caliber executive officers and other key employees to lead the Company and, thereby, support Wyeth’s mission to bring to the world pharmaceutical and health care products that improve lives and deliver outstanding value to our customers and shareholders;

•	Align the interests of executive officers and other key employees with stockholders through the use of stock-based compensation plans; and

•	Pay for performance by linking compensation to achievement of short-term and long-term goals and objectives.

The Committee’s objective with regard to cash compensation is to pay executive officers generally at or near the median when compared to levels paid to similarly situated executives at other leading pharmaceutical companies. In addition, it is the Committee’s philosophy that, for years in which Wyeth’s performance is among the leaders of its peer group, executive officers should receive bonus compensation that raises their total annual cash compensation to the top quartile of the competitive market.

With regard to equity-based compensation, it is the Committee’s practice to grant options and make performance share awards to executive officers based on a review of total compensation, including cash compensation, as detailed below.

C.	Components of Compensation

The three main components of compensation for executive officers at Wyeth are base salary, cash bonuses, and stock incentives (which include stock options and performance share awards). In deciding upon the allocation or award of these components, the Committee reviews data that compares the compensation paid or awarded to Wyeth’s executive officers to that paid or awarded to similarly situated executive officers of Wyeth’s competitors, including the peer companies listed in the performance graph. The Committee believes that this data is an important factor which must be monitored to enable Wyeth to retain its executive talent. The Committee also reviews corporate and personal performance and sets goals and targets to measure performance as described in detail below. In addition, as authorized in its Charter, the Committee consults with one or more compensation consultants when necessary. With respect to 2003 compensation, the Committee consulted several times with and reviewed reports prepared by Hewitt Associates LLC, a nationally recognized compensation firm.

1.	Base Salary and Cash Bonus

Base salaries for executive officers, including the Chairman, President and CEO, have generally been set by the Board on an annual basis in November for the following calendar year upon receiving a recommendation from the Committee. Except in special circumstances, this salary level has generally applied for the following year and did not change other than in cases where an executive was promoted or received increased responsibilities during that year. The Committee considers various factors in determining the base salary level for each executive, including, among other things, each executive officer’s individual performance, the performance of a business unit managed by the executive (if applicable), changes in the scope of employment for the executive, Wyeth’s overall financial condition, Wyeth’s general corporate performance, retention/competitive considerations and the recommendations of the Chairman, President and CEO (other than with respect to his own salary).

In the event that Wyeth’s corporate performance meets predetermined goals set by the Committee, a cash bonus will be paid to executive officers under either Wyeth’s Performance Incentive Award Program or, if applicable, Wyeth’s Executive Incentive Plan. No employee is eligible to receive a bonus under both the Performance Incentive Award Program and the Executive Incentive Plan for any performance year.

2.	Stock Incentives

The Committee includes a significant equity component in executive compensation because it believes equity-based compensation aligns the long-term interests of the executive officers with those of stockholders. The Committee also believes that equity compensation motivates executive officers to maximize stockholder value and to remain employed with Wyeth despite a competitive labor market. As a component of equity compensation, the Committee grants stock options under the stockholder-approved stock incentive plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for Wyeth’s common stock, the options remain valueless to the optionee.

Stock option grants are made to executive officers based on the salary, responsibility and performance of the individual officer. Grants made to executive officers (as well as grants made to all employees) in 2003 will become exercisable in one-third increments on the first, second and third anniversaries of the date of grant except in cases of the death, retirement or disability of the optionee or in the event of a change in control of Wyeth, in which cases the options become immediately exercisable.

As another component of equity compensation, the Committee grants performance share awards under the new Performance Share Award Program described below to certain executive officers, including the Chairman, President and CEO. In previous years, the Committee granted restricted stock performance awards which remain outstanding and subject to meeting performance measurements as described in the Summary Compensation Table and the notes to that table in this proxy statement. However, the Committee determined in 2003 that in order to remain competitive with the marketplace and to motivate, retain and reward key executives, it was advisable to adopt a Performance Share Award Program and make grants to key executives under this new program and eliminate the existing Restricted Stock Performance Award Program following the 2004 performance year. Performance share awards are granted under the program to members of the Company’s Management Committee which includes the Chairman, President and CEO and to certain other key executives. The Committee determines the annual “long-term incentive value” for each member of the Management Committee based upon compensation data provided by an independent compensation consultant of similarly situated executives at other leading pharmaceutical companies, among other factors. The Committee uses this value to determine the annual stock option grant and performance share award for each member of the Management Committee, including the Chairman, President and CEO, of approximately 50% in stock option and 50% in performance share award value. Performance share awards for other key executives are also granted by the Committee, if recommended by the Chairman, President and CEO, of between 50% to 100% of their annual base salaries. Performance share award units will be converted to shares of common stock if the performance targets described below are achieved:

•	For the initial performance year (the third year following the grant), the units may be converted to shares of common stock (one share per unit) based upon the percentage of the pre-determined earnings per share (EPS) growth target achieved for the performance year which will range from 0% to 200% of the award.

•	If less than 100% of the award is earned for the performance year, the unearned portion of the award (up to a maximum of 100% of the initial award) can be earned if Wyeth’s total stockholder return for the performance year and the following two years ranks in the top three when compared to the peer group index.

Prior to conversion, the award would be forfeited in the event of termination of employment for any reason other than death, disability or retirement (in which cases the units will continue to be converted based upon satisfaction by Wyeth of the performance criteria), unless the Committee makes a partial or complete exception to this requirement.

D.	Compensation for 2003

1.	Base Salary

In November 2002, the Committee did not recommend and the Board did not grant any increase in the 2003 base salaries for executive officers (which would normally take effect in January 2003) due to Wyeth’s 2002 performance and the implementation of cost reduction initiatives by Wyeth. However, due to improved Company performance during the first half of 2003, in June 2003 the Committee recommended and the Board approved an increase in the 2003 base salaries for executive officers, effective July 1, 2003. The Committee considered the base salaries of similarly situated executive officers at other pharmaceutical companies and several factors in its decision to recommend the mid-year salary increase including:

•	Worldwide net revenue was expected to rise 7% for the 2003 second quarter;

•	Shareholder value was up 31% since the beginning of the year, outperforming both the S&P 500 and the Peer Group Index by over 15 percentage points;

•	Pharmaceutical product approvals had continued to occur, including FDA approval of low dose strengths of Premarin and Prempro for postmenopausal symptoms and FluMist as the first nasal mist influenza vaccine in the U.S.;

•	New research developments continued to occur in accordance with Company goals; and

•	Effective cost reduction efforts were implemented and continuing.

2.	Cash Bonuses

For 2003, the Company exceeded pre-determined performance measurements to permit a cash bonus to be paid to key employees, including executive officers. In determining the size of the awards to executive officers, including the Chairman, President and CEO, the Committee reviewed individual performance and pre-determined performance measurements. The Committee also viewed as significant, among other considerations, that:

•	Worldwide net revenue increased 9% for the 2003 full year;

•	Net income and diluted earnings per share, before certain significant items, each increased 10% for the 2003 full year;

•	Shareholder value was up 16% for the 2003 full year, outperforming the Peer Group Index by 9%;

•	Restructuring of debt provided the Company greater financial flexibility;

•	With respect to product performance in 2003, Effexor annual worldwide sales exceeded $2.7 billion and Protonix, Enbrel and the Premarin family of products each surpassed the $1.0 billion mark; and

•	Product approvals and new research developments continued to occur.

3.	Stock Incentives

In April 2003, the Committee recommended granting stock options and performance share awards to executive officers. In deciding to make these grants, the Committee reviewed a report from Hewitt Associates LLC regarding the competitiveness of the proposed grants with those of similarly situated executives at major pharmaceutical companies, including those of Wyeth’s peer group. When recommending these grants in April 2003, the Committee also viewed the following factors as being significant:

•	Worldwide net revenue rose 1% in the 2003 first quarter (excluding the material decrease of sales relating to both the Premarin family of products and Cordarone I.V., worldwide net revenue increased 15% in the 2003 first quarter);

•	The Company completed the sale of its remaining Amgen common stock for an after-tax gain of $558.7 million;

•	Cost management efforts were beginning to decrease selling, general and administrative expenses, as a percentage of net revenue;

•	Product approvals had continued to occur, including FDA approval of Effexor XR for social anxiety disorder and Rapamune for a combination treatment in transplant patients; and

•	New research developments continued to occur.

The options granted to the executive officers (and all other employees) by the Committee in April 2003 each have an exercise price per share equal to the mean market price on the date of grant which was $41.05.

The performance share awards made under the new performance share award program are composed of units which may be converted to shares of common stock (one share per unit) based upon the percentage of earnings per share (EPS) growth achieved for the 2005 performance year. In January 2005, the Committee will adopt a performance graph setting EPS targets for the 2005 performance year and will quantify in early 2006 the EPS growth for 2005 to determine what percentage of the awards has been earned which will range from 0% to 200% of the awards. In the event that less than 100% of the award is earned, the balance (up to 100% of the initial award) will remain eligible for conversion if the Company’s total shareholder return for the performance years 2005-2007 ranks in the top three when compared to that of the peer group.

In early 2003, the Committee determined that (i) the restricted stock performance awards for the 2002 performance year were not earned because the Company did not meet the EPS target set by the Committee in early 2002 (but up to 125% of the award remains eligible to be earned under the second performance criteria), and (ii) 25% (the unearned portion) of the restricted stock performance award for the 2000 performance year had been earned because Wyeth’s total stockholder return ranked in the top three of its peer group for the three-year period 2000 – 2002.

E.	Compensation for Chief Executive Officer–2003

The Committee determined the total compensation for the Chairman, President and CEO for 2003 by evaluating his personal performance as a leader and manager of Wyeth and the Company’s overall performance. The Committee evaluated his salary and bonus relative to the CEO pay of the peer group companies and noted that the Company had achieved significant results in its cost reduction efforts, product approvals and research developments continued to occur, and worldwide net revenue increased 9% in 2003 despite revenue decreases for the Premarin family of products and Cordarone I.V.

With respect to Mr. Essner’s stock option grant and performance share award made in April 2003, the Committee took into consideration the performance factors described in this section and elsewhere in this report, his leadership of the Company and noted, among other things, the significant growth of the Company’s core pharmaceutical business and the progress of its research and development efforts which is placing novel compounds into product development at the rate of 12 per year.

F.	Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s CEO and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee’s general policy is to structure long-term and incentive compensation programs to preserve the tax deductibility of compensation paid to its executive officers including under the stockholder-approved Executive Incentive Plan. However, base salaries and other compensation as defined in Section 162(m) in excess of $1 million paid to these executive officers in any year would not qualify for deductibility under Section 162(m).

G.	Committee Interlocks and Insider Participation

As required by the Committee’s Charter, there are no current or former Wyeth employees serving on the Committee and there are no circumstances under which Wyeth would be required to report any “compensation committee interlocks” under the applicable proxy rules.

H.	Deferred Compensation Plan

Under Wyeth’s Deferred Compensation Plan, employees may defer salary and bonus (until a specified date or retirement) into a variety of investment options, including a fixed rate option crediting interest at 10% compounded quarterly. The Committee recommended and the Board adopted amendments to the Deferred Compensation Plan resulting in a partial termination of the plan and eliminating the fixed rate option such that amounts remaining in this option after March 31, 2004 would be credited interest at 10% compounded quarterly through December 19, 2004 and then distributed to participants. A new fixed rate option was added to the plan beginning January 1, 2004 and amounts allocated to that fixed rate option prior to April 1, 2004 will be credited with annual interest at a rate of 10% compounded quarterly until December 19, 2004, at which time the annual interest rate will be based on a market rate reset annually. Amounts deferred and allocated to the new fixed rate option after March 31, 2004 will be credited with interest at such market rate, which for 2004, is 5.9% compounded quarterly. Amendments to the Deferred Compensation Plan also included an elective withdrawal provision allowing participants to receive all or a portion of their account balance, subject to a 10% forfeiture provision on their entire account balance. The obligations for Wyeth to make payments to plan participants under the plan have been registered under the Securities Act of 1933, as amended, and are unsecured obligations of Wyeth.

I.	Executive Stock Ownership Guidelines

The Committee has adopted stock ownership guidelines for executive officers and other key U.S. employees. Authority to administer these guidelines has been delegated to the Chairman, President and CEO, who reports periodically to the Committee. The guideline for the CEO is share ownership of Wyeth with a value of at least eight times his base salary. Officers who report to the CEO have a guideline of share ownership value at least six times base salary and other employees who are members of the Management, Law/Regulatory Review, Human Resources and Benefits, and Operations Committees have a guideline of four times base salary. The purpose of these guidelines is to encourage significant ownership of stock in Wyeth by executive officers and key employees.

J.	Conclusion

The Committee believes that it has been successful in attracting and retaining talented individuals and providing incentives for executive performance in a manner which serves the best interests of Wyeth and its stockholders.

COMPENSATION AND BENEFITS COMMITTEE

Frank A. Bennack, Jr., Chairman

Richard L. Carrión

John P. Mascotte

Ivan G. Seidenberg

Walter V. Shipley

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Wyeth’s audited financial statements for the year ended December 31, 2003.

The Audit Committee has reviewed and discussed Wyeth’s audited financial statements with management. The Audit Committee has also had many discussions, including the required discussions with PricewaterhouseCoopers LLP, Wyeth’s independent accountants, regarding matters related to the conduct of the annual audit of Wyeth’s financial statements. The content of these communications is governed by AICPA Statements on Auditing Standards No. 61, 89, and 90. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountants’ independence from Wyeth and has discussed with PricewaterhouseCoopers LLP their independence from Wyeth.

The Audit Committee is governed by the Audit Committee Charter adopted by Wyeth’s Board of Directors, a copy of which is attached as Appendix B to this proxy statement. This Charter reflects the Audit Committee’s increased responsibilities as a result of the Sarbanes-Oxley Act of 2002, as well as the recently issued New York Stock Exchange governance listing standards. Each of the members of the Audit Committee qualifies as an “independent” Director under the current applicable listing standards of the New York Stock Exchange.

Based upon the review and discussions referred to above, the Audit Committee has recommended to Wyeth’s Board of Directors that Wyeth’s audited financial statements be included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2003.

AUDIT COMMITTEE

John D. Feerick, Chairman

Clifford L. Alexander, Jr.

Richard L. Carrión

John P. Mascotte

Walter V. Shipley

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE ON

CORPORATE GOVERNANCE MATTERS

A.	Outlook of the Committee on Corporate Governance

We believe that sound principles of corporate governance are an important key to Wyeth’s success and ability to secure the confidence of its stockholders, customers and employees. Substantial responsibility for good corporate governance rests with our Board (including the Nominating and Governance Committee) and the role it takes in overseeing how management serves the long-term interests of Wyeth and its stockholders.

B.	Historical Background

In November 2000, the Board of Directors expanded the role of the Nominating Committee into the area of corporate governance and changed the name of the committee to what is now the Nominating and Governance Committee (this “Committee”). Under its new mandate, this Committee was charged with evaluating both the formal and informal corporate governance polices that Wyeth had maintained for many years.

In 2001, before the increased focus on corporate governance gained widespread momentum, this Committee recommended, and the Board adopted, charters for all the standing committees of the Board which had not previously been subject to formal written charters, namely, the Compensation and Benefits Committee, the Corporate Issues Committee, and this Committee. Each charter set out the purpose, composition, duties and responsibilities, and procedures of the committee. This Committee also recommended, and the Board adopted, a formal set of Board practices, which included provisions such as a mandatory retirement age for Board members. Also in 2001, this Committee commenced a review of the criteria and procedures for board candidate selection, which was formally adopted in 2002 and continues to be one of the key components of this Committee’s governing instruments.

C.	Developments in 2003

This Committee continually monitored developments in the last year in an effort to further evaluate and enhance the Company’s governance practices, policies and documentation. Recent developments that this Committee focused much of its attention on include the proposal and enactment of regulations under the Sarbanes-Oxley Act of 2002 and the finalization of the New York Stock Exchange Corporate Governance Rules. We have sought to couple the requirements of the regulations and the NYSE Corporate Governance Rules with our own continually evolving vision of good corporate governance and the corporate oversight obligation of the Board of Directors.

In the past year the Board revised all of its standing committee charters. The Board also adopted the Wyeth Corporate Governance Guidelines. These Guidelines were based, in part, on the written Board practices approved in 2001, and then updated to reflect the independence standards recently adopted by the Board of Directors. The Guidelines and committee charters, as well as the functioning of the Board and the Board committees, have been subject to annual evaluation, which this Committee has facilitated in accordance with our Charter and the Wyeth Corporate Governance Guidelines. The current versions of these documents are annexed to this proxy statement and can also be accessed on the Corporate Governance section of the Company’s website at www.wyeth.com.

Also in 2003, this Committee conducted a search for an additional member for our Board of Directors, which resulted in the election by the Board in September 2003 of Robert Langer Sc.D. (Dr. Langer’s election to the Board became effective January 1, 2004.) The search was conducted in accordance with this Committee’s Criteria and Procedures for Board Candidate Selection, which this Committee adopted in 2002. This document is annexed to this proxy statement and can also be accessed on the Corporate Governance section of the Company’s website at www.wyeth.com. An executive search firm, which this Committee has retained, was given a set of specifications, based on the Wyeth Corporate Governance Guidelines and this Committee’s Criteria and Procedures for Board Candidate Selection, for use in the identification of director candidates. Both the Chairman of this Committee and several members of senior Management participated in the interview process. Ultimately, this Committee and the Board determined that Dr. Langer satisfied the Company’s criteria for selection, which included an independence analysis under the applicable regulatory and Company standards. In advance of his election, this Committee recommended that the size of the Board be increased from 10 to 11 members in accordance with the requirements of the By-Laws of the Company.

In connection with its search for an additional Board member, this Committee reviewed its policy on director education and now requires new directors to attend their choice of several director education programs identified by this Committee, all of which are accredited by a corporate governance rating agency and sponsored by prominent institutions. Other directors are also invited to attend director education programs. In addition, the Committee has approved a set of protocols and procedures for the review of potential conflicts of interest by Board members, which will involve periodic reviews of compliance with the independence standards adopted by the Board of Directors.

This Committee, in keeping with its mandate, continues to study, evaluate and improve upon this solid foundation in good corporate governance.

D.	Questions and Answers About Our Board, Board Committees, and Governance Policies

Below are several questions and answers that provide some highlights of our governance practices and the policy initiatives we have recently undertaken.

Q:	Is Wyeth’s Board comprised of a majority of independent directors?

A:

Yes, our Board currently consists entirely of non-employee directors, other than Mr. Essner. In fact, we consider the Board’s independence to be one of its great strengths. For the past several years, the individual or individuals serving as the Chairman, President and Chief Executive Officer have been the only member(s) of management on the Board.

The Wyeth Corporate Governance Guidelines adopted by the Board contain standards of independence that meet or exceed the new NYSE listing standards. These independence standards are set out in detail in Section II.b. of the Wyeth Corporate Governance Guidelines annexed to this proxy statement and available on the Corporate Governance section of the Company’s website at www.wyeth.com.

Pursuant to these Guidelines and the categorical standards of independence that they set forth, the Board reviewed the independence of each of its directors in March 2004, taking into account any potential conflicts of interest, transactions or other relationships that could compromise any of our directors’ independence. As a result of this review, the Board affirmatively determined that all of the Company’s directors are independent of the Company and its management under the standards set forth in the Wyeth Corporate Governance Guidelines, with the exception of the Chairman, Mr. Essner, who is not independent because of his employment as our President and Chief Executive Officer.

Q:	What Committees of Wyeth’s Board are comprised of a majority of independent directors?

A:	The Audit Committee, Compensation and Benefits Committee, and Corporate Issues Committee have been comprised only of independent directors, as determined under applicable NYSE Corporate Governance Rules, since their inception. This Committee is currently, and has been for the past six years, also comprised only of independent directors, as determined under applicable NYSE Corporate Governance Rules.

Q:	Are any of Wyeth’s management directors part of “interlocking” relationships?

A:	No. In fact, Mr. Essner is currently the only member of management on the Board, and he is not on the board of directors of any company that either employs an executive who sits on our Board or includes on its board another member of our Board.

Q:	What happens when one of Wyeth’s non-employee directors accepts a new directorship or changes professions?

A:	Under newly adopted protocols and procedures for the review of potential conflicts of interest, any new directorship or other significant affiliation involving another entity and one of our directors, will be reviewed for its impact on the director’s independence, and appropriate action will be taken if necessary. According to the Wyeth Corporate Governance Guidelines, the non-employee directors must offer not to stand for re-election following a change in their primary profession or occupation. The Committee then makes a recommendation to the Board whether to accept or reject the offer.

Q:	Does Wyeth require regular meetings of its non-management directors and/or have a lead independent director?

A:	Yes. Regular executive sessions of the non-management members of the Board are required. Executive sessions of the non-management directors, who are all also independent directors, were held at every regularly scheduled Board meeting in 2003. The executive sessions of the non-management directors are chaired by the Chairmen of each respective standing Committee on a rotating basis. By doing so, we believe that the duties that would typically fall upon a single lead independent director may be effectively assumed by the four Chairmen of these standing committees.

Q:	What sort of financial expertise do the members of Wyeth’s Audit Committee have?

A:	All of our Audit Committee members meet the current NYSE listing standards for both independence and financial literacy. Our Board has designated one member of our Audit Committee to be the “audit committee financial expert” as defined by the SEC, although more than one member of our Audit Committee may be so qualified.

Q:	Are your Board Committees authorized to independently engage outside advice?

A:	Yes. The Board committees are authorized to seek outside counsel and expert advice. Two Committees, the Compensation and Benefits Committee and the Nominating and Governance Committee, have actively consulted with independent consulting firms in 2003. In addition, the principal independent public accountants of the Company are retained by the Audit Committee, subject to ratification by our stockholders.

Q:	Does Wyeth have a director education policy?

A:	The Committee has identified several director education programs, accredited by a corporate governance rating agency and sponsored by prominent institutions, from which new directors are to choose. Other directors are also invited to attend director education programs to refresh their skills or learn about new fields related to being a responsible corporate director.

Q:	Does Wyeth have a policy regarding director attendance at Board and Board Committee meetings?

A:	Although the Company has no formal meeting attendance policy, it is the expectation of the Chairman that all Board members attend every Board meeting and the meetings of the Committees on which they sit, unless special circumstances require they be excused. Such situations are ordinarily discussed with the Chairman in advance of the meeting in question.

Q:	Did all directors attend last year’s Annual Meeting of Stockholders?

A:	All directors attended last year’s Annual Meeting of Stockholders, with the exception of one director who was excused for personal reasons.

Q:	What is the procedure for a stockholder to submit the name of a candidate for consideration as a potential nominee to the Board of Directors?

A.	In accordance with our By-Laws, the name and qualifications of the potential candidate should be submitted to the Corporate Secretary of Wyeth. This Committee then considers the qualifications of the potential candidate at its next regularly scheduled meeting in accordance with the Committee’s Criteria and Procedures for Board Candidate Selection.

Q:	Are the charters of any of your Board Committees publicly available?

A:	Yes. The charters of each of the Audit, Compensation and Benefits, Corporate Issues and this Committee are included as appendices to this proxy statement. In addition, all of these charters have recently been revised as part of our governance initiatives and are also available on the Corporate Governance section of our website at www.wyeth.com. As required by the charters, we evaluate these charters on an annual basis.

Q:	Does Wyeth have an Ethics Code?

A:	Yes. The Wyeth Code of Conduct, which has been in existence for many years, has recently been revised to reflect recently enacted SEC regulations and the NYSE Corporate Governance Rules, in addition to other considerations, and is available on the Wyeth website at www.wyeth.com. The Wyeth Code of Conduct applies to all of our directors and executive officers, as well as all of our employees. The Wyeth Code of Conduct includes a code of ethics that applies to our senior financial officers and our Chief Executive Officer and is designed to promote honest and ethical conduct, avoidance of conflicts of interest, good public disclosure and full compliance with applicable laws and regulations.

Q:	Does Wyeth have a way for stockholders to report concerns they may have regarding accounting matters directly to the Audit Committee?

A:

Yes. If a stockholder, or any party, has concerns about accounting, internal accounting controls or audit matters, he or she can write directly to the Audit Committee of the Board at a P.O. Box of the Audit

Committee located in New York City. The address is located in the Corporate Governance section of our website at www.wyeth.com.

Q:	Does Wyeth have a way for stockholders to directly contact our non-management directors?

A:	Yes. If a stockholder, or any party, wishes to directly contact the non-management members of our Board of Directors, he or she can write directly to the Board at a P.O. Box of the Board located in New York City. The address is located in the Corporate Governance section of our website at www.wyeth.com.

NOMINATING AND GOVERNANCE COMMITTEE

John P. Mascotte, Chairman

Frank A. Bennack, Jr.

John D. Feerick

Mary Lake Polan, M.D., Ph.D., M.P.H.

John R. Torell III

INDEPENDENT PUBLIC ACCOUNTANTS’ FEE SUMMARY

On March 5, 2003, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent accountants for 2003, as ratified by stockholders at the 2003 Annual Meeting. PricewaterhouseCoopers LLP also acted in this capacity in 2002. The information below includes amounts billed or expected to be billed for these services.

Audit Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 were $5,940,000 and $5,231,000, respectively. Also in 2002 PricewaterhouseCoopers LLP performed a re-audit of our financial statements (which had previously been audited by Arthur Andersen LLP) for the fiscal year ended December 31, 2001 for additional audit fees of $2,669,000.

Audit-Related Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for Audit-Related services to Wyeth, for the fiscal years ended December 31, 2003 and December 31, 2002, were $1,227,000 and $907,000, respectively. These services consist primarily of employee benefit plan audits, limited review of Wyeth’s approach to compliance with Section 404 of the Sarbanes-Oxley Act (2003 only), assistance with registration statements, consents and comfort letters related to debt issuances, assistance with divestitures, and other services approved by the Audit Committee.

Tax Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for tax services to Wyeth for the fiscal years ending December 31, 2003 and December 31, 2002 were $2,277,000 and $1,129,000, respectively. These services primarily relate to the analysis and review of consolidated and local foreign tax provisions, preparation of local foreign tax returns and assistance on foreign tax compliance and audits.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP relating to any other services.

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax, and any other services to be provided by Wyeth’s independent public accountants. In situations when it is not possible to obtain full Audit Committee approval, the Committee has delegated to the Chairman of the Audit Committee authority to grant pre-approvals of auditing, audit-related, tax, and all other services. All such pre-approved decisions are required to be reviewed with the full Audit Committee at its next scheduled meeting.

The Audit Committee has approved all of the aforementioned independent public accountants’ services and fees for 2003 and 2002 and, in doing so, has considered whether the provision of such services is compatible with maintaining independence.

ITEM 2.

APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors, subject to ratification by the stockholders, has appointed PricewaterhouseCoopers LLP as our principal independent public accountants for the year 2004. This firm served in such capacity in 2003 and previously. A representative from PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS WYETH’S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 2004.

2004 STOCKHOLDER PROPOSALS

Wyeth stockholders have informed management of their intention to present the following resolutions for consideration at the annual meeting. The name, address and number of shares held by these stockholders will be promptly furnished orally or in writing by Wyeth upon request. Such request may be directed to Eileen M. Lach, Wyeth’s Corporate Secretary, who may be contacted at Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-6073.

ITEM 3.

STOCKHOLDER PROPOSAL ON ACCESS TO AND

AFFORDABILITY OF PRESCRIPTION DRUGS

Be It Resolved: That the Board of Directors be requested to review pricing and marketing policies and prepare a report (at reasonable cost and omitting proprietary information), available to shareholders by September, 2004, on how our company will respond to rising regulatory, legislative and public pressure to increase access to and affordability of needed prescription drugs.

Supporting Statement

The pharmaceutical industry faces a number of long-term challenges that threaten our Company’s viability and could adversely affect shareholder value.

“The pharmaceutical industry and its legal representatives are now beset by a torrent of suits alleging fraud and predatory pricing, demands for more stringent regulation, and investigation of longstanding practices in patenting, promoting and producing drugs.” (Drug Wars, American Bar Association Journal, December 2002).

The pharmaceutical industry “depends heavily on public trust” and is particularly vulnerable in times of crisis and/or controversy, according to Rating Research LLC. (Reputation Strength Rating, Rating Research LLC, June 2003).

Only 13% of people “normally believe a statement by a pharmaceutical company.” (Attitudes to Government Regulation Vary Greatly For Different Industries, Harris Interactive, 2 April 2003).

57% of Americans think our industry “should be more regulated by government.” Only 7% responded they preferred less regulation. (Attitudes to Government Regulation Vary Greatly For Different Industries, Harris Interactive, 2 April 2003).

In an annual survey conducted by the Kaiser Commission on Medicaid and the Uninsured, nearly all states reported taking action to rein in prescription drug costs in the past year (Rising Costs Prompt States to Reduce Medicaid Further, NY Times, 23 September 2003).

Given the social and political pressures to resolve the issue of accessibility and affordability of healthcare in the US, we believe the directors of our company have a duty to inform shareholders of the steps taken to address the challenges confronting our industry: negative public perceptions, legal actions at state and federal levels on prescription access and anti-trust issues, law suits alleging antitrust and consumer fraud violations.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

The Company is committed to providing medicines at fair and reasonable prices in furtherance of our mission to bring to the world pharmaceutical and health care products that improve lives and deliver outstanding value to our customers and stockholders. Determining prices at which to sell medicines is one of the most critical, complex and fundamental responsibilities of management under the guidance of our Board. To set prices, Company management carefully considers product novelty, size of the patient population for which the product is appropriate, research and development costs, manufacturing and distribution costs, the current and prospective competitive environment and the need to provide a favorable return on investment for stockholders, among other factors.

The Company firmly supports the view that everyone should have access to the best medicines. Individuals who cannot afford our medicines and have no other means of coverage are eligible to be provided with our medicines, at no charge, through our Patient Assistance Program which is easy to use and unlike other programs of its type, has no cap on individual usage. In 2002, Wyeth donated nearly $117 million in free medicines to needy U.S. patients. Wyeth also donated millions of dollars of pharmaceuticals to people in need in underserved and underdeveloped countries through international aid groups such as Project HOPE, AmeriCares, MAP International and Heart to Heart International.

The Company believes that adoption of the proposal would not be in the best interests of the Company or its stockholders. The publishing of the requested report regarding current pricing and marketing policies, even after attempting to omit proprietary information, raises significant legal issues (including laws concerning antitrust and competition) and may expose the Company to potential liability. Thus, the Board and Management do not believe the report requested in this proposal is practical or necessary and recommends a vote AGAINST the proposal.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

ITEM 4.

STOCKHOLDER PROPOSAL ON ANIMAL TESTING

This proposal relates to Wyeth’s (or “the Company”) policies with respect to corporate stewardship, human health, good science, and animal welfare. Given the availability of five validated non-animal (in vitro) tests for assessing dermal and pyrogenic effects, Wyeth should commit to using these in vitro methods in place of animal testing.

WHEREAS, the Company should demonstrate its commitment to the highest ethical standards in its business practices including i) protecting the public health, and ii) promoting good science and eliminating unnecessary and painful animal experiments by using available, validated in vitro assays for testing Wyeth’s products;

NOW, THEREFORE, BE IT RESOLVED that the shareholders of Wyeth request that the Board:

1.	Issue a policy statement publicly committing to use in vitro tests for assessing skin corrosion, skin absorption, skin irritation, phototoxicity and pyrogenicity endpoints, and generally committing to the elimination of product testing on animals in favor of validated in vitro alternatives; and

2.	Formally request that the relevant regulatory agencies accept validated in vitro tests as replacements to animal tests.

Supporting Statement: Wyeth has a responsibility to use non-animal test methods, not only because they are generally more reliable, faster, and more economical, but also to eliminate the cruelty associated with animal testing.

Testing for skin corrosion, irritation, and absorption, phototoxicity, and pyrogenicity on animals is no longer necessary. These endpoints can be tested using non-animal methods.

Testing for skin corrosion can be accomplished using skin equivalent tests such as EpiDermTM and EpiSkinTM. In the animal test, rabbits are locked into full body restraints and the chemical is applied to shaved skin for several hours. Canada, the European Union, and most countries in the Organization for Economic Cooperation and Development (OECD) have accepted the in vitro tests as total replacements for animal tests.

The rate of chemical absorption through the skin can be determined using isolated human skin tissue instead of applying substances to the skin of living animals. This in vitro approach has been accepted as an OECD Test Guideline, and in several European countries is the default approach for skin absorption testing.

Once a chemical has been determined to be non-corrosive, its potential to cause mild irritation can be tested using a clinical skin patch test. Regulators in Canada accept the use of clinical skin-patch test volunteers as a valid replacement for animal based skin irritation testing.

Phototoxicity, an inflammatory reaction caused by the interaction of a chemical with sunlight, can be evaluated using the 3T3 Neutral Red Uptake (“NRU”) test. The animal based test involves applying different concentrations of a chemical on the shaved skin of guinea pigs, and exposing half of the animals to ultraviolet radiation for at least two hours. The NRU test has been accepted throughout Europe and by the OECD as the official test guideline for phototoxicity.

Pyrogenicity refers to the inflammatory reaction and fever that can occur when certain intravenous drugs and pharmaceutical products interact with the immune system. The animal test consists of locking rabbits in full-body restraints, injecting test substances into their blood stream, and monitoring temperature. The in vitro pyrogen test validated in Europe as a total replacement for the rabbit test, involves using blood donated by healthy human donors. The in vitro test is more accurate, and the results more quickly attainable.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Wyeth seeks to discover and develop products primarily for the prevention or treatment of human disease and the elimination of associated human suffering. The privilege to use animals in our research and in product safety testing is a stewardship that we take very seriously.

Animals are used to the minimum extent necessary to assess the safety and efficacy of our products. Although non-animal research methods have contributed to reducing our animal use, the need for animal studies still exists.

All of our divisions which engage in animal testing have been working to eliminate unnecessary tests. However, research in animals has continued to provide us with much of the information necessary to develop today’s safe and effective vaccines, biologics and new chemical entities. Testing with animals is an essential component of biomedical research because the complexity of the human or animal body cannot yet be modeled adequately by computer or cell culture systems and is required by current regulations to prove the safety and efficacy of pharmaceutical products.

In conducting our research, the number of animals used is minimized and we continue to meet or exceed the high standards of care and humaneness set by the National Research Council of the National Academy of Sciences, the National Institutes of Health and the U.S. Department of Agriculture as mandated under the Animal Welfare Act.

Research is at the core of our business and is essential to its growth. Our Company brings to the world pharmaceutical and health care products that improve lives. Our use of animals in this research is based on government regulations and prudent research practices and is necessary to bring new medicines to market for use in people. Therefore, the Board and Management recommend a vote AGAINST the proposal.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

OTHER MATTERS

When are stockholder proposals due for the 2005 annual meeting?

Stockholder proposals for the 2005 annual meeting must be received by us at our principal executive offices on or before November 18, 2004 in order to be included in our proxy materials for the meeting. Also, in accordance with the notice requirements in our By-Laws, if a stockholder notifies us of his or her intent to present a proposal for consideration at our 2005 annual meeting after January 22, 2005, we (through the persons named as proxies in the proxy materials) may exercise discretionary voting authority (as we choose) at the meeting with respect to that late proposal without including information regarding it in our proxy materials.

What happens if you receive multiple copies of the annual report and proxy statement?

Applicable rules permit brokerage firms and the Company to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy statement for the 2004 annual meeting or a 2003 annual report, you may find these materials at our internet website (www.wyeth.com) or you may receive printed copies by contacting Wyeth Investor Relations, Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-5000.

Are there any other matters to be addressed at the annual meeting?

We know of no other matters to be brought before the annual meeting, but if other matters are brought up before or at the meeting, the officers named in your proxy intend to take action as in their judgment is in the best interest of our Company and its stockholders.

Who will pay for the costs related to this proxy statement and the annual meeting?

We will be responsible for paying all expenses to prepare, print and mail the proxy materials to the stockholders. In addition, we have retained D.F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies for a fee of $19,500 plus out-of-pocket expenses and disbursements. In addition, our officers and employees may request the return of proxies by telephone, telegram or in person, but no additional compensation will be paid to them.

When can you expect to receive a 2003 Annual Report?

Our Annual Report for the year ended December 31, 2003, including financial statements, is being mailed or made available electronically to stockholders together with these proxy materials. Both the 2003 Annual Report and this proxy statement will be posted at our corporate website (www.wyeth.com) soon after they are distributed to stockholders.

Regardless of the number of shares you hold, it is important that your stock be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy by telephone or via the internet website if included on your proxy form or to sign and date your proxy and return it without delay in the enclosed addressed envelope. The shares represented by each proxy which is signed and returned or submitted by telephone or via the internet website will be voted in accordance with your directions.

By Order of the Board of Directors

EILEEN M. LACH

Secretary

March 17, 2004

APPENDIX A

NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CRITERIA AND PROCEDURES

FOR

BOARD CANDIDATE SELECTION

It is the desire of Wyeth to select individuals for nomination to the Board of Directors who, if elected, will best serve the interests of the Corporation and its stockholders. The following Criteria and Procedures for Board Candidate Selection are not intended to be exclusive or exhaustive, but rather representative of the sense of the Nominating and Governance Committee of the Board of Directors of Wyeth, in fulfilling its duties and responsibilities in accordance with Section V(1) of its Charter. Certain criteria should be met by all candidates for Board selection, while only a portion of the Board need meet other criteria.

I.	CRITERIA FOR ALL CANDIDATES

Among those characteristics to be sought in each candidate, being mindful of the overall Board composition, are the following:

•	Integrity and a commitment to ethical behavior.

•	Personal maturity and leadership skills in industry, education, the professions, or government.

•	Independence of thought and willingness to deal directly with difficult issues.

•	Fulfillment of the broadest definition of diversity, seeking diversity of thought.

•	Broad business and/or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

II.	CRITERIA FOR A PORTION OF CANDIDATES

Among those characteristics that may be sought in individual board candidates, as needed to fulfill certain functions on the Board from time to time, are the following:

•	Scientific accomplishment in medicine or pharmaceuticals.

•	Management experience and expertise.

•	Financial and/or accounting expertise, generally, and as necessary to fulfill the financial requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•	Experience in other regulated industries.

•	Business and other experience relevant to large public companies.

III.	PROCEDURES TO BE USED IN BOARD CANDIDATE SELECTION

The Nominating and Governance Committee will include the following among its procedures to be used in the selection of candidates for the Board:

•	Evaluate qualifications under Section I and any specific needs under Section II, prior to commencement of the recruitment process.

A-1

•	Determine that a prospective candidate fulfills the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•	Evaluate recommendations received from other existing members of the Board of Directors.

•	Review the education of the prospective candidate.

•	Evaluate the quality of experience and achievement of the prospective candidate.

•	Review the prospective candidate’s current or past membership on other boards.

•	Determine that the candidate has the ability, and the willingness, to spend the necessary time required to function effectively as a Director.

•	Determine that the candidate has a genuine interest in representing the stockholders and the interests of the Corporation overall.

A-2

APPENDIX B

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Board”) recognizes its oversight and guidance role within Wyeth (the “Company”). The Audit Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE

The purpose of the Audit Committee is to provide assistance to the Board of Directors of the Company in fulfilling its legal and fiduciary obligations and responsibilities to the shareholders, potential shareholders and the investment community with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company and its subsidiaries. In the fulfillment of said general purposes, the Audit Committee shall assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and of the independent auditors. The Audit Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. The members of the Audit Committee will meet the independence, experience and other requirements of the New York Stock Exchange and all other applicable rules, regulations and statutes. Members must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices or acquire such familiarity within a reasonable period of time after his or her appointment to the Audit Committee. At least one of the members should, to the extent practicable, be a financial expert as defined by applicable rules, regulations and statutes. A member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies unless such service is recommended by the Nominating and Governance Committee and approved by the Board, upon its determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

The Audit Committee members shall be appointed for one year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each such member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Audit Committee. The members of the Audit Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Audit Committee shall be designated by the Board of Directors. The Audit Committee may form and delegate authority to subcommittees in compliance with applicable law when deemed appropriate by the Audit Committee.

IV.	MEETINGS

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Audit Committee shall periodically meet separately with representatives of management, the vice president of the internal auditing department, and the independent auditors to discuss any matters that the Audit Committee or each of them believes would be appropriate to discuss privately. At such quarterly meeting, the Audit Committee should meet with the independent auditors and management to review the Company’s financial statements in a manner consistent with that outlined in Section V of this Charter. The Chairman of the Board, the Chairman of the Audit Committee, any other member of the Audit Committee, the President, an Executive Vice President or the Chief Financial Officer may call meetings of the Audit Committee. The Audit Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Audit Committee. A majority of the Audit Committee members shall constitute a quorum. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Audit Committee. The Audit Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Audit Committee shall keep a record of its actions and proceedings, and the Chairman of the Audit Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

In carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

1.	The sole authority to hire, subject to shareholder ratification, and fire, the firm of independent public accountants and to approve the engagement fees in connection therewith.

2.	The responsibility to directly oversee the work of any independent public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

3.	The sole authority to approve in advance all audit and legally permitted non-audit services to be provided by any independent public accountants; provided, however, that pre-approval of non-audit services will not be required if:

a.	the aggregate amount of fees for all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided;

b.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

c.	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

4.	The sole authority to delegate to one or more designated members of the Audit Committee who are independent directors of the Board of Directors of the Company, the authority to grant pre-approval of audit and non-audit services as described in Section (3) above, so long as it is presented to the full Audit Committee at the next scheduled meeting.

5.

At least annually, to obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and to assess the auditor’s independence, all relationships between the independent auditor and the Company.

6.	At least annually, to evaluate the independent auditor’s qualifications, performance and independence, which evaluation shall include the review and evaluation of the lead partner of the independent auditor and a review of the report referred to in (5) above. In making its evaluation, the Audit Committee shall take into account the opinions of management and the Company’s internal auditors. The Audit Committee shall further ensure the rotation of the lead audit partner at least every five years and confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company. The Audit Committee shall decide as to whether the Company is obtaining high-quality audits and whether rotation of the auditor would be helpful. The Audit Committee shall present its conclusions with respect to the independent auditor to the full Board.

7.	To instruct the Company’s independent auditors that they are to directly report to the Audit Committee.

8.	To discuss the annual audited financial statements and quarterly financial statements prior to dissemination, with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

9.	To generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

10.	To review in consultation with the independent auditors, management and the internal auditors, the integrity of the Company’s financial reporting process, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Company; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Company’s management.

11.	To review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

12.	To engage and compensate from the Company’s funds independent counsel and other advisers, as the Audit Committee determines appropriate to carry out its duties.

13.	To discuss policies with respect to risk assessment and risk management and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

14.

To review with the independent auditor any audit problems or difficulties and management’s response, including, but not limited to, any restrictions on the scope of the independent auditor’s activities or on access to requested information (and any significant disagreements with management), any accounting adjustments that were noted or proposed by the auditor but were passed as immaterial or otherwise, any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company. The review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

15.	To review and approve, if appropriate, the operations and responsibilities of the Internal Audit Department and any changes thereto.

16.	To review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures through inquiry and discussions with the Company’s independent auditors, internal auditors and management of the Company and approve the charter of the Company’s Disclosure Committee and any amendments thereto.

17.	To establish procedures for (i) the receipt, retention, treatment, processing and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.	To set hiring policies for employees or former employees of the independent auditors all in accordance with applicable legal restrictions. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the Chief Executive Officer, Comptroller, Chief Financial Officer, chief accounting officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

19.	To meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company.

20.	To report regularly to the Board including, but not limited to, any issues that may arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

21.	To direct preparation of and approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

22.	To review the findings of the Business Ethics Policy, as incorporated in the Code of Conduct, and report to the Board of Directors such findings.

23.	To perform such additional activities and consider such other matters within the scope of its responsibilities as the Audit Committee or the Board deems necessary or appropriate.

VI.	ANNUAL PERFORMANCE EVALUATION

The Audit Committee shall conduct a review and evaluation, at least annually, of the functioning of the Audit Committee, including but not limited to reviewing the compliance of the Audit Committee with this Charter. In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Audit Committee considers necessary. The Audit Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

APPENDIX C

COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Compensation and Benefits Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Compensation and Benefits Committee shall assist the Board of Directors of Wyeth in the discharge of its responsibilities relating to compensation and benefits programs of the Corporation, including executive compensation, compensation deferral plans, stock incentive and option plans, performance incentive award programs, fringe benefit plans of the principal corporate officers and other employee plans. The Compensation and Benefits Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Compensation and Benefits Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be: (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; (iii) “independent” under New York Stock Exchange rules and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member; and (iv) selected and retained in compliance with all applicable rules, regulations and statutes. The Compensation and Benefits Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each such member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Compensation and Benefits Committee. The members of the Compensation and Benefits Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Compensation and Benefits Committee shall be designated by the Board of Directors. The Compensation and Benefits Committee may form and delegate authority to subcommittees in compliance with applicable law when deemed appropriate by the Compensation and Benefits Committee.

IV.	MEETINGS

The Compensation and Benefits Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Compensation and Benefits Committee. The Compensation and Benefits Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Compensation and Benefits Committee. A majority of the Compensation and Benefits Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Compensation and Benefits Committee.

The Compensation and Benefits Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Compensation and Benefits Committee shall keep a record of its actions and proceedings, and the Chairman of the Compensation and Benefits Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, as described in section II above, the Compensation and Benefits Committee shall:

1.	With respect to the determination of executive compensation:

•	Recommend to the Board of Directors the salaries, bonuses and other benefits provided for the principal corporate officers of the Corporation;

•	Specifically with respect to the Chief Executive Officer, review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate his performance in light thereof, and consider identified and other factors related to the performance of the Corporation in determining a recommendation to the Board of Directors on the compensation level of such executive;

•	Review and recommend to the Board of Directors the overall compensation of each newly elected principal corporate officer;

•	Evaluate on a periodic basis the competitiveness of the compensation of principal corporate officers and senior management of the Corporation; and

•	Establish and maintain performance-based compensation programs under Section 162(m) of the Internal Revenue Code.

2.	With respect to incentive compensation plans, fringe benefit plans, deferred compensation plans, supplemental savings plans, and other equity compensation plans in which the Chief Executive Officer, other principal corporate officers and the non-employee directors of the Corporation participate (the “Plans”), to the extent permitted by law and subject to the terms of the Plans:

•	Review, approve and make recommendations to the Board of Directors regarding functional improvements or changes to the Plans or adoption of new plans when appropriate;

•	Evaluate on a periodic basis the competitiveness of the Plans;

•	Specifically with respect to the Chief Executive Officer, review and approve corporate goals and objectives relevant to the Chief Executive Officer and evaluate his and the Corporation’s performance taking into account prior awards and consider identified and other factors related to the performance of the Corporation in determining recommendations to the Board of Directors on the grants and awards to such executive under the Plans;

•	Act as Administrator and interpret all Plans in which the Compensation and Benefits Committee has been designated as Administrator by the Board of Directors and periodically report any such interpretations to the Board of Directors;

•	Determine whether and when to delegate administrative duties under Plans in which the Compensation and Benefits Committee has been named as Administrator to the Retirement Committee or other committee when appropriate.

3.

With respect to employee pension plans and employee welfare benefits plans (i.e., medical, life insurance, disability, dental, etc.) (the “Benefit Plans”) evaluate on a periodic basis the competitiveness of the Benefit Plans and recommend to the Board of Directors adoption of amendments to the Benefit Plans involving significant changes or improvements to the extent permitted by law and subject to the terms of the Benefit Plans.

4.	Periodically review and approve stock ownership guidelines for and review the stock ownership of principal corporate officers and senior management of the Corporation.

5.	Produce a report on executive compensation annually for inclusion in the proxy statement of the Corporation in accordance with applicable New York Stock Exchange rules and other regulatory requirements.

6.	If appropriate, select, retain and, if warranted, replace or terminate compensation and benefits consultants to provide independent advice to the Compensation and Benefits Committee. The Compensation and Benefits Committee shall have sole authority to engage any such consultants, if deemed desirable or beneficial, and shall approve, in its sole discretion, the consultant’s fees and other terms of any such engagement. The Compensation and Benefits Committee may, in its discretion, consult with management of the Corporation prior to the engagement of any such consultant.

7.	From time to time, as the Compensation and Benefits Committee shall deem appropriate, make recommendations to the Board of Directors regarding other issues related to the principal corporate officers, senior management and key employees of the Corporation.

8.	Perform such other duties and responsibilities as may be assigned to the Compensation and Benefits Committee, from time to time, by the Board of Directors of the Corporation, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman.

9.	Conduct a review and evaluation annually of the functioning of the Compensation and Benefits Committee in such manner as the Compensation and Benefits Committee deems appropriate.

10.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Compensation and Benefits Committee deems necessary or appropriate.

APPENDIX D

NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Nominating and Governance Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Nominating and Governance Committee shall provide support for the governance role of the Board of Directors of Wyeth in reviewing and making recommendations on the composition of the Board of Directors, periodically assessing the functioning of the Board of Directors and its Committees, reviewing and making recommendations regarding non-employee director compensation, and making recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating and Governance Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Nominating and Governance Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be an independent director of the Corporation and shall meet the applicable independence requirements of the New York Stock Exchange and shall be selected and retained in compliance with all applicable rules, regulations and statutes. The Nominating and Governance Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Nominating and Governance Committee. The members of the Nominating and Governance Committee may be removed, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Nominating and Governance Committee shall be designated by the Board of Directors. The Nominating and Governance Committee may form and delegate authority to subcommittees in compliance with the applicable law when deemed appropriate by the Nominating and Governance Committee.

IV.	MEETINGS

The Nominating and Governance Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Nominating and Governance Committee. The Nominating and Governance Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Nominating and Governance Committee. A majority of the Nominating and Governance Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Nominating and Governance Committee, except with respect to recommendations of nominees for election as Directors, which action shall be unanimous. The Nominating and Governance Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such

D-1

participation in a meeting shall constitute presence in person at such meeting. The Nominating and Governance Committee shall keep a record of its actions and proceedings, and the Chairman of the Nominating and Governance Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Nominating and Governance Committee, acting in conjunction with the Chairman of the Board at such times as the Committee deems appropriate, shall:

1.	With respect to the selection of Directors, establish criteria and procedures for identifying candidates for the Board of Directors; periodically review potential candidates, including those submitted in accordance with the By-Laws or proxy materials of the Corporation and recommend to the Board of Directors nominees for election as Directors of the Corporation; and have the sole authority to hire and terminate the services of any search firm used in the identification of director candidates and approve such search firm’s fees and other terms and conditions of such engagement.

2.	With respect to the functioning of the Board of Directors and the Committees of the Board of Directors,

•	Review and make recommendations to the Board of Directors concerning the types, duties, functions, size, operation and membership of Committees of the Board of Directors;

•	Review and make recommendations to the Board of Directors regarding the adoption and amendment of charters of the Committees of the Board of Directors;

•	Conduct a review and evaluation annually of the functioning of the Nominating and Governance Committee in such manner as it deems appropriate; and

•	In consultation with the full Board of Directors, conduct a review and evaluation annually of the functioning of the Board of Directors in such manner as the Nominating and Governance Committee deems appropriate.

3.	With respect to compensation for non-employee members of the Board of Directors, review and recommend to the Board of Directors the amount and form of annual retainer, meeting fees, and other direct and indirect compensation and benefits to be paid or made available to Directors of the Corporation.

4.	Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Corporation and from time to time, as the Nominating and Governance Committee shall deem appropriate, make other recommendations to the Board of Directors regarding other governance matters and practices.

5.	Perform any other activities consistent with this Charter and the Corporation’s By-Laws as the Nominating and Governance Committee, the Board of Directors, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman, deems necessary or appropriate.

6.	Review and reassess, at least annually the adequacy of this Charter and the charters of all the other Committees of the Board of Directors and recommend to the Board of Directors for its consideration any improvements in this Charter or the charters of the other Committees that the Nominating and Governance Committee deems necessary or appropriate.

D-2

APPENDIX E

CORPORATE ISSUES COMMITTEE OF THE

BOARD OF DIRECTORS CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Corporate Issues Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Corporate Issues Committee shall make recommendations to the Board of Directors on policies, practices, and programs relating to public and social issues impacting the operations of the Corporation and the relations of the Corporation with its various constituencies. The Corporate Issues Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Corporate Issues Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall meet the applicable independence requirements of the New York Stock Exchange. The Corporate Issues Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Corporate Issues Committee. The members of the Corporate Issues Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Corporate Issues Committee shall be designated by the Board of Directors. The Corporate Issues Committee may form and delegate authority to subcommittees in compliance with the applicable law when deemed appropriate by the Corporate Issues Committee.

IV.	MEETINGS

The Corporate Issues Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Corporate Issues Committee. The Corporate Issues Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Corporate Issues Committee. A majority of the Corporate Issues Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Corporate Issues Committee. The Corporate Issues Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Corporate Issues Committee shall keep a record of its actions and proceedings, and the Chairman of the Corporate Issues Committee shall make a report thereof from time to time to the Board of Directors.

E-1

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Corporate Issues Committee shall:

1.	Review major public and social policies, practices, and programs of the Corporation and monitor compliance in significant areas of legal, social, and public responsibility and, when appropriate, make recommendations to the Board with respect to such policies, practices and programs, including periodic reviews relating to:

•	Environmental, health, and safety;

•	Employment practices, including equal employment opportunity in hiring and promotion;

•	Charitable giving and community outreach; and

•	Political contributions and political action.

2.	Review and make recommendations to the Board of Directors regarding stockholder proposals submitted for inclusion in the annual proxy materials of the Corporation, which relate to public and social issues.

3.	Review periodically with the General Counsel of the Corporation the Code of Conduct of the Corporation, and make recommendations to the Board of Directors for any changes, amendments or modifications of the Code of Conduct that the Corporate Issues Committee deems appropriate in light of changing conditions, new legislation, regulations and other developments.

4.	From time to time, as the Corporate Issues Committee shall deem appropriate, identify and make recommendations to the Board of Directors regarding current and emerging political, social and public policy trends and issues.

5.	Perform any other activities consistent with this Charter and the Corporation’s By-Laws as the Corporate Issues Committee, the Board of Directors, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman, deems necessary or appropriate.

6.	Conduct a review and evaluation annually of the functioning of the Corporate Issues Committee in such manner as it deems appropriate.

7.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Corporate Issues Committee deems necessary or appropriate.

E-2

APPENDIX F

CORPORATE GOVERNANCE GUIDELINES

I.	PREAMBLE

The following guidelines have been approved by the Board of Directors of Wyeth (the “Corporation”) to provide an overall framework of corporate governance for the Corporation and, generally, document the policies and practices under which the Corporation has conducted its corporate affairs for many years. The Corporation acknowledges that the field of corporate governance is continuously evolving and these written guidelines will be subject to further development following a review of various aspects of corporate governance principles annually or more frequently as deemed necessary or appropriate.

II.	BOARD COMPOSITION AND STRUCTURE

a.	The property and business of the Corporation are managed by its Board of Directors. The By-Laws of the Corporation require that there be no fewer than eight and no more than fifteen members of the Board of Directors. In recent years, the Board of Directors has averaged eleven members. The Directors are elected at the annual meeting of stockholders for a one-year term. Each Director is to continue in office until his or her successor is elected or until his or her earlier removal or resignation from the Board. The individual or individuals serving the Corporation as Chairman, President and Chief Executive Officer are the only management members of the Board of Directors. A majority of the other members of the Board of Directors shall be independent directors who shall meet applicable independence, experience and other requirements of the New York Stock Exchange and all other applicable rules, regulations and statutes.

b.	With respect to a determination of director independence, the Board of Directors and the Nominating and Governance Committee will broadly consider all relevant facts and circumstances and will apply the following standards.

(1)	Consistent with the applicable listing standards of the New York Stock Exchange, a director will not be considered independent if, within the preceding three years:

(a)	the director was an employee, or an immediate family member of the director was an executive officer, of the Corporation;

(b)	the director or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Corporation, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Corporation); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Corporation need not be considered in determining independence under this test;

(c)	the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation (in applying this test and consistent with the guidance provided by the New York Stock Exchange, the term “professional capacity” shall only cover those persons participating in the auditor’s audit and assurance and tax compliance practices in non-support roles, and any relationship with a person in a role other than the audit assurance and tax compliance practice will not be considered a material relationship that would impair a director’s independence);

(d)	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee; or

(e)	the director was employed by another company (other than a charitable organization) or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year, and this test applies solely to the financial relationship between the Corporation and the director’s (or immediate family member’s) current employer—the former employment of the director or immediate family member need not be considered).

(2)	A director will only be appointed as a member of the Audit Committee if he or she also satisfies the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended.

(3)	The following relationships will not be considered to be material relationships with the Corporation that would impair a director’s independence:

(a)	If a director of the Corporation is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, does not exceed the greater of (i) $1,000,000 or (ii) 2% of such other company’s consolidated gross revenues;

(b)	If a director of the Corporation is an executive officer or employee of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of the indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer or employee;

(c)	If a director of the Corporation is an executive officer of another company in which the Corporation owns an equity interest, and the amount of the equity interest held by the Corporation is less than 10% of the total shareholders’ equity of the company at which the director serves as an executive officer; or

(d)	If a director of the Corporation serves as a director, officer or trustee of a charitable organization, and the Corporation’s contributions to the organization in the most recently completed fiscal year are less than the greater of (i) $1,000,000 or (ii) 2% of that organization’s gross revenues.

(4)	For relationships not covered by paragraph (3) above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the Board of Directors.

(5)	For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or have become incapacitated.

III.	BOARD COMMITTEE COMPOSITION AND STRUCTURE

There are five key Committees of the Board of Directors, the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Issues Committee, and the Nominating and

Governance Committee. During the intervals between meetings of the Board of Directors, the Executive Committee performs all the duties and may exercise all the powers of the Board in the management of the property and business of the Corporation except such duties and powers as are by law, the Certificate of Incorporation or the By-Laws of the Corporation reserved to the Board of Directors. The charters of the other Committees of the Board of Directors, which set forth their purposes, responsibilities and duties, are published on the Corporate Governance page of the Internet website of the Corporation at www.wyeth.com. The memberships of the Audit Committee, the Compensation and Benefits Committee, the Corporate Issues Committee, and the Nominating and Governance Committee are comprised solely of independent directors.

IV.	BOARD SELECTION CRITERIA AND BOARD SERVICE

The Nominating and Governance Committee of the Board of Directors has adopted written Criteria and Procedures for Board Candidate Selection which are published on the Corporate Governance page of the Internet website of the Corporation at www.wyeth.com.

Information with regard to serving on the Board of Directors, benefits, and obligations are provided to candidates for membership on the Board. An orientation is provided to new Board members, customized to the needs and prior experience of each new Board member. A Board Handbook is to be provided to each Director. Access to continuing education for Directors is provided upon request of the Board, any of its members, or at the direction of the Nominating and Governance Committee.

Each person serving as a Director must devote the time and attention necessary to fulfill the obligations of a Director. In addition, it is essential that non-management Directors remain independent from management by avoiding real or apparent conflict of interest relationships. Therefore, upon becoming aware of any matter (affecting them or their immediate family or otherwise) that could impact the Director’s ability to be deemed independent, each such Director is to promptly consult with the Corporation regarding such potential conflicts of interest including, but not limited to, the acceptance of a new directorship. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Board of the Corporation.

A Director whose primary profession or occupation changes or who becomes aware of a relationship which would deem any non-management Director as not independent following his or her election to the Board is to offer not to stand for re-election at the next election following such change. Whether or not such offer will be accepted by the Board will be based on the recommendation of the Nominating and Governance Committee.

The date of mandatory retirement from Board membership is the last day of the calendar month in which the Director reaches 72 years of age.

A Director who is also an employee of the Corporation may not serve on the Board of Directors following his or her departure from full-time employment by the Corporation.

Responsibility for providing assistance to the Board rests with the internal organization of the Corporation. However, the Board and Board Committees will have access to management at or outside of Board or Committee meetings and also may seek, as each may deem necessary, legal or other expert advice from sources independent of management, at the expense of the Corporation. The Audit, Compensation and Benefits, and Nominating and Governance Committees have the sole authority to retain, set the fees of, and terminate, respectively, the independent auditors, compensation consultants, and executive search firms.

Wyeth management is the primary contact with institutional investors, the investing community, the media, etc. On occasion, Directors may be asked by the Board or management to have direct contact with others outside the Corporation in their capacities as Directors.

V.	CONDUCT OF BOARD AND BOARD COMMITTEE MEETINGS

The Chairman of the Board prepares Board meeting agendas based on discussions with Directors and management and business issues that arise. Annotated draft agendas for Board meetings are sent to Board members in advance of each meeting. Committee agendas are sent to Committee members in advance of each Committee meeting. Committee agendas are prepared based on expressions of interest by Committee members and recommendations of management.

To the extent necessary, information regarding items requiring Board or Board Committee approval is distributed in advance of the respective meeting unless there are countervailing considerations such as confidentiality for its being held until the day of the meeting. Other information and materials are distributed in advance of the meetings where important to the Board’s or the Committee’s understanding or to facilitate discussion. If a matter is particularly important, Board or Board Committee approval may be sought at a meeting subsequent to initial presentation. Following the meeting, confidential materials are returned to or left with the Corporation.

Executive sessions of the non-management Directors are regularly scheduled as part of Board meetings. These executive sessions are chaired on a rotating basis by the Chairmen of each of the Board Committees. In addition, at least one executive session per year shall be attended by independent directors only.

VI.	STOCK OWNERSHIP AND TRADING BY MEMBERS OF THE BOARD OF DIRECTORS

No specific targets for stock ownership by members of the Board of Directors has been set, but Directors ordinarily retain stock acquired under the 1994 Restricted Stock Plan for Non-Employee Directors, the Directors’ Deferral Plan and the Stock Option Plan for Non-Employee Directors.

Trading in securities by Directors of the Corporation is governed by the Wyeth Securities Transactions Policy.

VII.	DIRECTOR COMPENSATION

The Nominating and Governance Committee has the responsibility for recommending to the Board the amount and form of annual retainer, meeting fees, and other compensation and benefits to be paid or made available to Directors. Board compensation is designed to directly compensate Board members for service and not to create any real or apparent conflicts of interest. An independent study is undertaken biennially at the direction of the Nominating and Governance Committee to assist the Committee in its evaluation of Director compensation.

VIII.	MANAGEMENT SUCCESSION

The Board plans for the succession to the position of Chief Executive Officer. The Chief Executive Officer provides the Board with an assessment of each key senior manager and a development plan for his or her future growth within the Corporation.

IX.	BOARD EVALUATION

The Board, in consultation with the Nominating and Governance Committee, conducts an annual review and evaluation of the functioning of the Board and of the independence of each non-management member of the Board. The Board, in consultation with the Nominating and Governance Committee, conducts an annual evaluation of the functioning of each of the Board Committees, which shall include a review of the annual self-evaluation made by each of the Committees.

Vote via the Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/wye		1-866-358-4696

Use the Internet to view the Annual Report, Proxy Statement and vote your proxy. Have your proxy card in hand when you access the website. Follow the simple instructions that are located at this website.

		Use a touch-tone telephone in the U.S., Canada or Puerto Rico to vote your proxy. Have your proxy card in hand when you call. Follow the simple recorded instructions.		Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

If you vote your proxy via the Internet or by telephone,

you should NOT mail your proxy card.

HTTPS://WWW.PROXYVOTENOW.COM/WYE VOTE BY INTERNET 1-866-358-4696 CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR VIA THE INTERNET Ú

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE “FOR” ITEMS 1 AND 2			THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE “AGAINST” ITEMS 3 AND 4.

1 - ELECTION OF DIRECTORS:				FOR	AGAINST	ABSTAIN

FOR ☐ All nominees	WITHHOLD AUTHORITY ☐ to vote for all nominees	WITHHELD FOR: ☐ (Write that nominee’s number in the space provided below)	3. Adoption of the Stockholder Proposal on Access to and Affordability of Prescription Drugs	☐	☐	☐

Nominees:

01 - C.L. Alexander, Jr., 02 - F.A. Bennack, Jr., 03 - R.L. Carrión,

04 - R. Essner, 05 - J.D. Feerick, 06 - R.S. Langer, 07 - J.P. Mascotte,

08 - M.L. Polan, 09 - I.G. Seidenberg, 10 - W.V. Shipley and 11 - J.R. Torell III

			4. Adoption of Stockholder Proposal on Animal Testing	☐	☐	☐

Withheld For ______________________________________

	FOR	AGAINST	ABSTAIN

2. Ratification of Principal Independent Public Accountants	☐	☐	☐	Mark the box if your address has changed and write your new address to the left on this card.	☐

S C A N L I N E

Note: Please sign below exactly as the name appears to the left. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person.

Date	Stockholder sign here	Co-Owner sign here

YOU CAN VOTE YOUR SHARES IN ONE OF THREE WAYS

Can I vote via the Internet?

Yes. You can vote via the Internet and view the Annual Report and Proxy Statement by following the directions at our Internet address at: https://www.proxyvotenow.com/wye.

Can I vote by telephone by using a toll-free number?

Yes. If you are in the United States, Canada or Puerto Rico, you can vote by calling our toll-free number 1-866-358-4696, 24 hours a day, 7 days a week on a touch-tone telephone and following the instructions.

Can I vote by mail?

Yes. Just mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope. Properly signed proxies will be voted in the manner directed by you. If you sign and give no direction on how to vote, this proxy will be voted FOR items 1 and 2 and AGAINST items 3 and 4.

Can I elect to receive future proxy materials electronically instead of receiving paper copies?

Yes. You can elect to receive our Annual Report, Proxy Statement, prospectuses, and other communications electronically while voting by telephone, via the Internet at https://www.proxyvotenow.com/wye or by checking the box below if voting by mail. You also can elect to receive your proxy card electronically by providing your e-mail address after you vote via the Internet. Your election will remain in effect until you notify us otherwise. Please be aware that you may incur additional costs such as telephone and Internet access charges for which you will be responsible.

The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Time on April 21, 2004.

PLEASE VOTE

Five Giralda Farms

Madison, New Jersey 07940

(continued from reverse side)

Our board of directors is asking for your authorization and voting instructions (your proxy) to vote your shares.

By signing on the reverse side, you will appoint each of ROBERT ESSNER, LAWRENCE V. STEIN and EILEEN M. LACH as your representative (proxy) with power to substitute another person to submit your vote. Your shares will be voted in accordance with your instructions at Wyeth’s Annual Meeting of Stockholders scheduled to be held on April 22, 2004 or at any postponement (or adjournment) on the matters described in the Proxy Statement and any other matters properly presented for a vote at the meeting.

(To be signed if voting by mail on the other side of this form or follow the instructions to vote via the Internet or by telephone)

Mark the box if you plan to attend the meeting.	☐	WYETH P.O. BOX 11336 NEW YORK, N.Y. 10203-0336
Mark the box if you would like to keep your vote confidential until after the meeting.	☐

By marking the box, I consent to future access to the Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that Wyeth may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting Wyeth’s transfer agent, The Bank of New York, and that costs such as telephone and Internet access charges will be my responsibility.

☐